Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

by and between

MGM RESORTS INTERNATIONAL

and

HR NEVADA, LLC

Dated as of December 13, 2021

i

Exhibits:

Exhibit A – Working Capital Calculations and Methodology

Exhibit B-1 – New Operating Lease Execution Agreement (VICI)

Exhibit A-1 – VICI/Buyer Agreement

Exhibit B-2 – New Operating Lease Execution Agreement (Propco)

Exhibit A-1 – Terms of New Operating Lease

Exhibit A-2 – Form of Amendment to Memorandum of Master Lease

Exhibit A-3 – Form of Eighth Amendment to Master Lease

Exhibit B-3 – Form of Termination of Existing Operating Sublease

Exhibit B-4 – Form of Termination of Memorandum of Sublease

Exhibit C – Forms of Assignment and Assumption Agreement

Exhibit D – Form of CBA Assignment and Assumption Agreement

Exhibit E – Form of Transition Services Agreement

This PURCHASE AGREEMENT, dated as of December 13, 2021 (this “Agreement”), is entered into by and between MGM RESORTS INTERNATIONAL, a Delaware corporation (the “Seller”), and HR Nevada, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A. Seller owns 100% of the outstanding equity interests (the “Interests”) of The Mirage Casino-Hotel, LLC (the “Company”), which holds the operations assets of The Mirage Hotel & Casino.

B. MGP Lessor LLC (“Propco”) and MGM Lessee, LLC (“MGM Lessee”) are parties to that certain Master Lease, dated as of April 25, 2016, as amended by that certain (i) First Amendment to Master Lease dated as of August 1, 2016, (ii) Second Amendment to Master Lease dated as of October 5, 2017, (iii) Third Amendment to Master Lease dated as of January 29, 2019, (iv) Fourth Amendment to Master Lease dated as of March 7, 2019, (v) Fifth Amendment to Master Lease dated as of April 1, 2019, (vi) Sixth Amendment to Master Lease dated as of February 14, 2020 and (vii) Seventh Amendment to Master Lease dated as of October 29, 2021 (collectively, and as the same has been or may be further amended, restated, replaced, amended and restated, or otherwise modified from time to time, the “Master Lease”), pursuant to the terms of which Propco has leased certain property (including, inter alia, the Real Property) to MGM Lessee.

C. MGM Lessee and the Company are parties to that certain Operating Sublease dated as of April 25, 2016, (as the same has been or may be amended, restated, replaced or otherwise modified from time to time, the “Existing Operating Sublease”), pursuant to the terms of which MGM Lessee has subleased to the Company the Real Property.

D. Concurrently with the execution of this Agreement, VICI Properties, Inc., VICI Properties L.P., and VICI Properties OP LLC (collectively, the “VICI Parties”) and Seller have executed and delivered the New Operating Lease Execution Agreement (VICI) in the form attached hereto as Exhibit B-1 (the “New Operating Lease Execution Agreement (VICI)”). The following documents are attached as exhibits to the New Operating Lease Execution Agreement (VICI): (i) a separate agreement among Buyer and the VICI Parties related to the New Operating Lease (as defined in the New Operating Lease Execution Agreement (VICI)) (as Exhibit A-1) (the “VICI/Buyer Agreement”), (ii) an Amendment to Memorandum of Amended and Restated Master Lease (as Exhibit A-2) terminating the Memorandum of Amended and Restated Master Lease solely with respect to The Mirage Hotel & Casino (the same to be recorded in the Official Records following the Closing), and (iii) a First Amendment to Amended and Restated Master Lease (as Exhibit A-3) removing The Mirage Hotel & Casino as a Facility (as defined in the Amended and Restated Master Lease) for all purposes of the Amended and Restated Master Lease.

E. Concurrently with the execution of this Agreement, Seller, Buyer, Seminole Hard Rock Entertainment Inc. (“SHRE”), Seminole Hard Rock International, LLC (“SHRI”; and together with SHRE, collectively, the “Lease Guarantors”) and Propco have executed and delivered the New Operating Lease Execution Agreement (Propco) in the form attached hereto as Exhibit B-2. The following documents are attached as exhibits to the New Operating Lease Execution Agreement (Propco): (i) Terms of New Operating Lease (as Exhibit A-1), (ii) an Amendment to Memorandum of Master Lease (as Exhibit A-2) terminating the Memorandum of

Master Lease solely with respect to The Mirage Hotel & Casino (the same to be recorded in the Official Records following the Closing), and (iii) an Eighth Amendment to Master Lease (as Exhibit A-3) removing The Mirage Hotel & Casino as a Facility (as defined in the Master Lease) for all purposes of the Master Lease.

F. The Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, all of the Interests on the terms and subject to the conditions hereinafter set forth.

G. Concurrently with the execution of this Agreement, and as a condition and inducement to the Seller’s willingness to enter into this Agreement, Seminole HR Holdings, LLC, a U.S. Virgin Islands limited liability company and indirect parent of Buyer (the “Guarantor”) is entering into a guaranty in favor of the Seller (the “Guaranty”) with respect to Buyer’s obligations under this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement:

“Action” means any action, audit, claim, dispute, demand, hearing, charge, complaint, petition, suit, arbitration, investigation, proceeding, or other dispute resolution, judicial, or administrative proceeding, whether civil or criminal, at law or in equity by or before a Governmental Entity.

“Affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person; provided, however that (i) MGM Growth Properties LLC and its Subsidiaries and BetMGM and its Subsidiaries shall not be deemed to be an “Affiliate” of the Seller or the Company for purposes of this Agreement, and (ii) Seminole Tribe of Florida, Seminole Tribe of Florida, Inc., or any of their respective subsidiaries or affiliates, other than Guarantor, its successors in interest and any of its subsidiaries, shall not be deemed to be an “Affiliate” of Buyer.

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable state, foreign or multijurisdictional antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (i) merger, consolidation, equity interest exchange, equity purchase, business combination or similar transaction involving the Company, (ii) sale or other disposition, directly or indirectly, by merger, consolidation, equity interest exchange, business combination or any similar transaction, of all or a material portion of the assets of the Company (other than inventory in the ordinary course), (iii) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company, or (iv) transaction which is similar in form, substance or purpose to any of the transactions described in the immediately preceding clauses (i), (ii), or (iii). For the avoidance of doubt, “Acquisition Proposal” and the foregoing (i) through (iv) exclude any transactions including Seller or its Affiliates (other than the Company).

“BetMGM” means BetMGM, LLC (formerly known as RoarDigital, LLC).

“BetMGM Agreement” means the Race Book and Sports Pool Services Agreement, dated as of July 15, 2019, by and among MGM Resorts Interactive, LLC and BetMGM and various other parties to the agreement, as amended by that certain First Amendment to Race Book and Sports Pool Service Agreement, dated as of June 9, 2021.

“BetMGM Gaming Equipment” means all personal property, including the BetMGM-owned, licensed and/or operated system(s) and its components required by or used to support the services provided pursuant to the BetMGM Agreement, and all equipment, furnishings, fixtures and other property of BetMGM that can be removed and uninstalled without causing more than minimal cosmetic damage.

“Business” means business of the Company as currently conducted, including the ownership and operation of The Mirage Hotel & Casino.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

“Buyer Gaming Approvals” means the Gaming Approvals to be obtained by Buyer and set forth on Section 1.01(g) of the Disclosure Schedules.

“Buyer’s knowledge” or “knowledge of Buyer” or similar phrase means the actual (but not constructive or imputed) knowledge of James F. Allen and Ilkim Hincer, in each case, without independent investigation.

“CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law, as may be amended and any administrative or other guidance (including “Division N—Additional Coronavirus Response and Relief” of the “Consolidated Appropriations Act, 2021” (H.R. 133), IRS Notice 2020-65 and any Presidential Memoranda or Executive Order (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020)) published with respect thereto by any Governmental Entity.

“Clark County Board” means the Clark County Liquor and Gaming Licensing Board.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Cash” means, with respect to the Company, the aggregate amount as of any time, without duplication and to the extent and in the amounts not otherwise included in the calculation of Working Capital, of all cash and cash equivalents, including (a) marketable securities, checks and bank deposits calculated in accordance with GAAP, and (b) all Gaming Cash calculated in accordance with the procedures set forth in the definition of Gaming Cash.

“Company Indebtedness” means with respect to the Company as of any time, without duplication and to the extent and in the amounts not otherwise included in the calculation of Working Capital and Company Transaction Expenses, and including the principal of any unpaid interest and accrued and unpaid fees thereon: (a) all indebtedness for borrowed money of the Company or indebtedness issued by the Company in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (c) amounts owing as deferred purchase price for property or services (other than trade accounts payable arising in the ordinary course of business) or purchase money amounts owed, including all equipment vendor financing, seller notes and “earnout” payments, (d) indebtedness secured by a Lien (other than Permitted Liens) on assets or properties of the Company (including any mortgage), (e) obligations under any interest rate, currency or other hedging or swap agreement, (f) any performance bond, letter of credit or surety, bond, in each case, solely to the extent drawn upon or payable (including reimbursement obligations) and not continuing, or any bank overdrafts and similar charges, (g) all unpaid contributions required to be paid, made or accrued by the Company to or in respect of any Benefit Plans or Multiemployer Plans in which the Company or its employees participate prior to the Closing Date, (h) guarantees with respect to any indebtedness of the type described in clauses (a) through (g) above, or (i) any liability for Taxes attributable to the employer portion of any payroll Taxes the due date for the payment of which has been deferred until after the Closing Date under Section 2302 of the CARES Act, or any similar deferral under applicable Law; provided that “Company Indebtedness” shall not include (i) any amounts available under any debt instrument to the extent undrawn or uncalled (except to the extent of any fees accrued or payable with respect to such availability) or (ii) obligations under operating leases.

“Company Material Adverse Effect” means any change, event, state of facts or development that has had or would be reasonably expected to have a material adverse effect on the business, financial condition, assets or continuing results of operations of the Company, taken as a whole; provided, however, that no change, event, state of facts or development related to, resulting from or attributable to any of the following shall be deemed to be or taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, including (i) the identity of, or facts relating to, Buyer, the Seller and their respective Affiliates, (ii) by reason of any communication by Buyer or any of its Affiliates regarding the plans or intentions of Buyer or its Affiliates with respect to the conduct of the Business following the Closing and (iii) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or any other person, (b) any change, event or development in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or exchange rates, or any changes therein, in the United States or other countries in which the Company conducts operations or any change, event or development generally affecting the gaming, casino or hospitality industry, (c) any adoption, implementation, proposal or change in any applicable Law or GAAP or IFRS or any regulation, enforcement, or interpretation with respect to any of the foregoing, (d) any occurrence or condition generally affecting casinos or hotels in Las Vegas, Nevada, changes in the gaming or retail industries in which the Company operates or seasonal changes on the Business, (e) any matter set forth in the Disclosure Schedules, (f) the value of, or any changes or development in the value of, any of the investment assets of the Company; provided, however that clause (f) shall not prevent or otherwise affect a determination that any change or effect underlying such change in the value of any of the investment assets has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect, (g) any labor strike, work stoppage, picketing, lockout or any other labor dispute, any labor negotiations, the entry into any collective bargaining agreement which results from such labor negotiations or the termination of labor negotiations, (h) any disruption of or interruption in the conduct of any business or operations of the Company or any of its tenants or counterparties conducted at the Real Property resulting directly or indirectly from any demolition or construction activity on any other property, (i) any action taken or not taken to which Buyer has consented in writing, (j) any action required to be taken or required to be omitted pursuant to this Agreement or taken with Buyer’s prior express written consent or not taken because Buyer did not give its consent, (k) any actions taken by or on behalf of Buyer or any of its Affiliates or Representatives, (l) the failure of the Company to meet any projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement; provided, however, that this clause (l) shall not be construed as implying that the Company or the Seller are making any representation or warranty with respect to any projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period; provided, further that clause (l) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet such projections, budgets, forecasts or estimates has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect, (m) the commencement, occurrence, continuation or escalation of any war, armed hostilities, mass shooting or acts of terrorism, (n) the existence, occurrence or continuation of any epidemics, pandemics (including COVID-19) or public health emergencies or any Pandemic Measure or any change in Pandemic Measures following the date of this Agreement or (o) the existence, occurrence or continuation of any casualty event or condemnation or any civil disturbance, earthquakes, floods, tornados, hurricanes, tropical storms, fires, power outages or other natural disasters or force majeure events or any national, international or regional calamity; provided, that in the case of clause (b), (c), (d) and (o) such changes may be taken into account to the extent that such changes have had a disproportionate impact on the Company, as compared to other casinos or hotels in Las Vegas, Nevada.

“Company Transaction Expenses” means, without duplication and to the extent and in the amounts not otherwise included in the calculation of Working Capital and Company Indebtedness, solely to the extent such fees and expenses are incurred by the Company in connection with the transactions contemplated by this Agreement and remain unpaid and an obligation of the Company as of the Closing: (a) the fees and disbursements of outside counsel to the Company, (b) the fees and expenses of accountants to the Company, (c) the fees and expenses of other advisers to the Company, (d) the fees and disbursements of bona fide third-party investment bankers and financial advisors to the Company, and (e) to the extent not included within Working Capital and such amount remains unpaid as of the Closing, the Retention Bonuses and any other sale, transaction, change of control, severance or retention payments that are payable by the Company by reason of, or in connection with, the transactions contemplated by this Agreement (other than by reason of actions taken by Buyer or its Affiliates or at the direction of Buyer or its Affiliates, in each case after the Closing), including the employer portion of any payroll or other employment taxes related to such payments (determined assuming that each recipient of such amount received compensation during the calendar year in which the Closing occurs, with such compensation equal to the greater of, prior to such employee’s receipt of such payments, (x) such employee’s total wages (as reported on such employee’s Form W-2) during the prior calendar year, and (y) the actual amount paid to such employee prior to the Closing by the Company during the calendar year in which the Closing occurs).

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated July 19, 2021, by and between SHRE/SHRI, LLC and MGM Resorts International Operations, Inc.

“Contract” means any contract, agreement, instrument or other legally binding obligation to which the Company is a party; provided, however, that the Existing Operating Sublease shall not be deemed to be a “Contract” for purposes of this Agreement.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Credit Facility” means that certain Credit Agreement dated as of November 24, 2021, among Seller, Bank of America, N.A., as administrative agent, and certain lenders party thereto, as amended from time to time.

“Data Room” means the electronic “data room” hosted by Datasite LLC, and prepared by the Seller and its advisors in connection with the transactions contemplated by this Agreement.

“Disability Laws” means the Americans with Disabilities Act of 1990, as amended, and similar Laws regarding access by individuals with disabilities.

“Disclosure Schedules” means the Disclosure Schedules delivered in connection with, and constituting a part of, this Agreement.

“Environmental Laws” means all applicable federal, state and local laws, statutes, ordinances, orders, judgments, writs, stipulations, awards, injunctions, decree or other legal requirements regarding pollution, or protection of the environment, or natural resources and all rules and regulations promulgated thereunder by Governmental Entities with jurisdiction over such matters.

“Environmental Matter” means any matter relating to (i) the Release or threatened Release of a Hazardous Material or (ii) violations of or liabilities arising under applicable Environmental Laws.

“ERISA Affiliate” means any trade or business that is under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or that, together with the Company, is treated as a single employer under Section 414 of the Code.

“Estimated Purchase Price” means (a) the Base Purchase Price, plus (b) the positive or negative amount, if any (as applicable), determined by subtracting the Target Working Capital from the estimated Working Capital, plus (c) the estimated Company Cash, minus (d) the estimated Company Indebtedness, minus (e) the estimated Company Transaction Expenses, each of (b) – (e) as set forth in the Estimated Closing Statement in accordance with Section 2.04.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Leasehold Estate” means that certain leasehold estate held by the Company pursuant to the Existing Operating Sublease.

“FCC” means the Federal Communications Commission.

“FCC Approvals” means the consents or approvals required from the FCC with respect to the transactions contemplated hereby.

“FCC Licenses” means set forth on Section 1.01(e) of the Disclosure Schedules.

“Fraud” means, with respect to a representation or warranty (including any representation or warranty set forth in Article III or Article IV or any certificate delivered pursuant to this Agreement) and as it relates to a Person, that (a) there was actual knowledge by such Person that such representation or warranty is or was false (as opposed to any fraud claim based on constructive knowledge or reckless misrepresentation, equitable fraud or a similar theory); (b) there was an intention to induce such party to whom such representation or warranty was made to act or refrain from acting; (c) such party to whom such representation or warranty was made, in reliance upon such false representation, took or refrained from taking action; and (d) such party to whom such representation or warranty was made suffered damage by reason of such reliance.

“Fundamental Representations” means each of the representations and warranties set forth in (i) Section 3.01 (Organization and Qualification), (ii) Section 3.02 (Authority), (iii) Section 3.04 (Ownership of Interests), (iv) Section 4.01 (Organization and Qualification), (v) Section 4.02 (Capitalization) and (vi) Section 4.19 (Brokers).

“GAAP” means generally accepted accounting principles as applied in the United States.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, or the ownership or use of gaming devices, equipment and supplies in the operation of a casino or other enterprise, including, without limitation, slot machines, gaming tables, sports and race wagering systems, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems and related and associated equipment and supplies.

“Gaming Approvals” means all approvals, licenses, permits, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions (collectively, “Approvals”) required, issued or granted by any Gaming Authorities that are necessary for the consummation of the transactions contemplated hereby, including, without limitation, for (i) the Seller to sell the Interests to Buyer in accordance with the terms hereof, (ii) Buyer to own, operate, manage, control and conduct Gaming Activities at the Real Property, (iii) the Seller or one of its

Affiliates to obtain a new HUB Designation at or prior to Closing to replace the existing designation held by the Company and provide the Seller with the ability to designate one of its Affiliates as a “Central site book” as defined in Nevada Gaming Commission Regulation 22.010(6), (iv) the Seller and/or Propco to amend the Master Lease and (v) the Buyer and Propco to enter into the New Operating Lease; provided, that if the Seller consents to an Interim Owner/Operator pursuant to Section 6.03, clause (ii) shall only require the Approvals necessary for the Interim Owner/Operator to operate, manage, control and conduct Gaming Activities at the Real Property.

“Gaming Authorities” means all governmental authorities, boards, commissions, departments or agencies with regulatory control or jurisdiction over Gaming Activities, in any jurisdiction, including without limitation, in the State of Nevada, the Nevada Gaming Commission, the Nevada Gaming Control Board and the Clark County Board.

“Gaming Cash” means all gaming cash and cash equivalents of the Company, including cash in the vault, cage cash, count rooms, drop boxes, TITO (ticket in, ticket out) exchange devices, cash on the casino floor, or cash otherwise related to gaming, in each case as of 6:00 am Las Vegas Time on the Closing Date, as finally determined pursuant to the Cash Count.

“Gaming Laws” means all laws, statutes, notices and ordinances pursuant to which the Gaming Authorities possess regulatory, permit or licensing authority over Gaming Activities, and all rules and regulations promulgated by such Gaming Authorities thereunder, including without limitation the Nevada Gaming Control Act, as codified in NRS Chapter 463, the regulations of the Nevada Gaming Commission promulgated thereunder, and the Clark County Code.

“Governmental Entity” means any national, federal, state, county, regional, municipal or local governmental, quasi-governmental, regulatory or administrative authority, agency or commission or any court, arbitral, tribunal or judicial body, or other subdivision thereof, and any entity, body, authority or instrumentality exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, including, without limitation the Gaming Authorities.

“Hazardous Materials” means any substance, material or waste that is defined, listed, identified, designated, restricted, classified or otherwise regulated as hazardous or toxic, as a pollutant or contaminant, or words of similar meaning or regulatory effect under any applicable Environmental Laws, including, but not limited to, asbestos, mold and polychlorinated biphenyls.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HUB Designation” means a designation by Gaming Authorities issued to the Seller or one of its Affiliates to be designated as the “Central site book” as defined in Nevada Gaming Control Regulation 22.010(6).

“Indemnified Tax Party” has the meaning set forth in Section 6.08(c).

“Indemnified Taxes” has the meaning set forth in Section 6.08(c).

“Intellectual Property Rights” means any intellectual property rights associated with or arising out of the following: (a) patents and patent applications, including divisions, continuations, continuations in part, and reissues, renewals, extensions and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, trade names, and other proprietary rights to any words, names, slogans, symbols, logos or combination thereof used to identify the source or origin of goods or services (whether registered, common law, statutory or otherwise), and registrations, applications for registration, and renewals thereof, and all goodwill of the Business symbolized thereby or associated therewith (collectively “Trademarks”), (c) copyrights, copyrightable works, rights in databases and data collections, registrations, applications for registration, and renewals thereof, (d) trade secrets in non-public information and know-how, and intellectual property rights in all other inventions (whether or not patentable) enforceable as such by any Governmental Entity, and (e) any similar, corresponding, or equivalent proprietary rights in any of the foregoing anywhere in the world.

“Intercompany Agreement” means any agreement or transaction between the Seller or its Affiliates (other than the Company), on the one hand, and the Company on the other hand.

“IRS” means the United States Internal Revenue Service.

“Law” means any law (including common law), statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree of any Governmental Entity.

“Leases” means all leases, subleases, licenses, concession agreements, management agreements or other agreements granting use or occupancy rights with respect to any portion of the Real Property (together with all amendments, modifications, supplements, extensions and related agreements, if any, thereto), in each case, to which the Company is a party as landlord, lessor, or in such similar capacity, and, for clarity, excluding the Existing Operating Sublease and the BetMGM Agreement.

“License Term End Date” shall have the meaning ascribed to it in Section 1.01(f) of the Disclosure Schedules.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, charge, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Liquor Licenses” means any licenses or permits for the sale of alcoholic beverages at the Real Property issued by the Clark County Board.

“Love Agreement” means the Performance Agreement, dated June 21, 2005, by and between The Mirage Casino-Hotel and Cirque Apple Las Vegas, LLC (“CDS”) as amended by the Amendment Letters, dated June 21, 2005, as amended by the Second Amendment, dated February 9, 2007, as amended by the Third Amendment, dated June 3, 2016, as amended by the Fourth Amendment, dated October 20, 2015, as amended by the Fifth Amendment, dated April 1, 2016, and related Consent to Assignment and Term Sheet, dated November 6, 2020.

“Memorandum of Master Lease” means that certain Memorandum of Master Lease, by and between Propco and MGM Lessee, LLC, dated April 25, 2016 and recorded on April 25, 2016 as Instrument No. 20160425-0000698 in the Official Records with respect to the Master Lease.

“Memorandum of Sublease” means that certain Memorandum of Sublease, by and between MGM Lessee, LLC and the Company, dated April 25, 2016 and recorded on April 25, 2016 as Instrument No. 20160425-0000723 in the Official Records with respect to the Existing Operating Sublease.

“MLife Rewards Program” means the Mlife loyalty program or any other loyalty program of the Seller and its Affiliates along with all data, databases, marketing and promotional materials, and other information and materials of the Seller and its Affiliates associated with such loyalty programs.

“Mobile Gaming System” means that certain mobile gaming system that is currently under development.

“Mobile Gaming License” means that certain non-restricted, statutorily grandfathered mobile gaming Nevada Gaming Commission license (Operator of a Mobile Gaming System – account #33157-01).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA, which the Company or any of its ERISA Affiliates (a) has, in the past six years, maintained, established, contributed to, been obligated to contribute to, or (b) has any current or contingent liability (including any “withdrawal liability” within the meaning of Title IV of ERISA) with respect to.

“New Operating Lease” means (i) if and only if the closing of the MTA shall have occurred prior to the time of the Closing, the “New Operating Lease” as such term is defined in the New Operating Lease Execution Agreement (VICI), or (ii) if and only if the MTA shall have been terminated or is otherwise of no further force and effect at the time of the Closing, the “New Operating Lease” as such term is defined in the New Operating Lease Execution Agreement (Propco).

“New Operating Lease Documents” means, collectively, the New Operating Lease together with all other documents, agreements, and deliverables to be executed and/or delivered by Buyer, Seminole Hard Rock Entertainment, Inc. and Seminole Hard Rock International, LLC in connection therewith, including, the New Operating Lease SNDA and the New Operating Lease Guaranty, each as defined in the New Operating Lease Execution Agreement (VICI) or New Operating Lease Execution Agreement (Propco), as applicable.

“Occupational Safety and Health Law” means any Law enacted or promulgated by any Governmental Entity which relates to any matters associated with the health and safety of employees, temporary employees, independent contractors or employees of independent contractors at the Real Property.

“Official Records” means the Official Records of the Office of the County Recorder of Clark County, Nevada.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other measure, in each case, to the extent required by any Applicable Law, directive, actions, guidelines or recommendations issued by any Governmental Entity, the World Health Organization or industry group representing the industry in which the Business Operates providing for restrictions in response to COVID-19 or any similar epidemic, pandemic or public health emergency.

“Payment Card Industry Data Security Standards” means the payment card industry data security standard and the related payment application data security standard, in each case developed by the founding payment brands of the PCI Security Standards Council, currently in effect and applicable to organizations that handle payment or Personal Information.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been taken in accordance with GAAP, (b) mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like Liens for amounts not yet due and payable or the amount or validity of which are being contested in good faith, (c) Liens that secure debt that is reflected on the balance sheets included in the Financial Statements (excluding the Credit Facility) or that are made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension programs mandated under Applicable Laws or other social security regulations, (d) any matter whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or an inspection of the property provided that the same do not have a material adverse effect on the Real Property or the operations conducted thereon, (e) Liens securing debt or liabilities that are disclosed in the Disclosure Schedules or that the Company is permitted to enter into pursuant to the terms Section 6.01, (f) rights of tenants or licensees, without any right of first refusal, right of first offer or other option to purchase the Real Property (or any portion thereof), (g) title to any portion of any owned or leased real property lying within the boundary of any public or private road, easement or right of way, (h) rights of parties in possession as tenants or licensees only, (i) Liens created, imposed or promulgated by Law or by any Governmental Entities, including zoning regulations, use restrictions and building codes, (j) any licenses, covenants or other grants of rights with respect to Intellectual Property Rights, (k) Liens, rights or obligations created by or resulting from the acts or omission of Buyer or any of its Affiliates and their respective investors, lenders, employees, officers, directors, members, stockholders, agents, Representatives, contractors, invitees or licensees or any person claiming by, through or under any of the foregoing and (l) each of the matters set forth on Section 1.01(a) of the Disclosure Schedules.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person or group as defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means all information that identifies an individual person, in addition to any definition for any similar term provided by applicable Law or in any Contract or Privacy Policy (e.g., “personal data,” “personally identifiable information” or “PII”).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.

“Privacy Law” means all Laws binding on the relevant Person or its properties related to the Processing of Personal Information, and any industry self-regulatory standards binding on the relevant Person such as the Payment Card Industry Data Security Standards.

“Privacy Policy” means any written notices, policies, disclosures or representations by the Company applicable to Personal Information used, Processed, and/or hosted in connection with the business that is externally-facing to customers or website visitors.

“Privacy Requirements” means all applicable Privacy Laws and the Company’s Privacy Policies and contractual obligations and representations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.

“Process” means any operation or set of operations which is performed upon information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Real Property” means the real property that is the subject of the New Operating Lease.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment.

“Representatives” means, with respect to any person, the directors, officers, employees, advisors (including investment bankers, financial advisors, legal counsel, accountants and consultants), financing sources and other agents and representatives of such person and its Subsidiaries.

“Retained Intellectual Property Rights” means all Intellectual Property Rights and software or technology rights of the Seller and its Affiliates as of the Closing Date. For the avoidance of doubt, “Retained Intellectual Property Rights” includes Retained Marks.

“Retained Mark” means any Trademark of the Seller or any of its Affiliates (other than the Company) that uses or contains (i) “MGM”, “MGM Resorts”, “MGM Resorts International”; “Mirage” (in block letters, stylized form, along with the MGM lion logo, or otherwise), (ii) “Mirage” (in block letters, stylized form, along with the palm tree logo, or otherwise, the “Mirage Marks”), (iii) any Trademark set forth on Section 1.01(b) of the Disclosure Schedules (“Specified Marks”), or (iv) any other Trademark of the Seller or any of its Affiliates, in each case under the foregoing (i) – (iv) either alone or in combination with other words, phrases or logos, and all trademarks confusingly similar to or embodying any of the foregoing either alone or in combination with other words, phrases or logos.

“Retention Bonuses” means the retention bonuses payable to each Retention Bonus Recipient as set forth opposite each such Retention Bonus Recipient’s name on Section 1.01(c) of the Disclosure Schedules.

“Retention Bonus Recipient” means each Company Employee who is eligible to receive a Retention Bonus.

“Reverse Ticking Fee” means, if the Closing Date occurs on a date prior to the Target Date, an amount equal to the product of (i) $150,000, multiplied by (ii) the number of days in the period beginning on (and including) the Closing Date and ending on (but excluding) the Target Date; provided that the total amount of the Reverse Ticking Fee shall not exceed $13,500,000 (or $150,000 multiplied by 90 days).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller’s knowledge” or “knowledge of the Seller” or similar phrase means the actual (but not constructive or imputed) knowledge of John McManus, Niklas Rytterstrom and Jennifer Wilson, in each case, without independent investigation.

“Slot Agreements” means Shared Contracts and related lease agreements and sale/purchase orders with those third parties listed on Section 1.01(d) of the Disclosure Schedules for the lease and purchase of slot machines in the ordinary course.

“Solvent” when used with respect to any person, means that, as of any date of determination, (a) the “present fair saleable value” of such person’s total assets exceeds (i) the value of such person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of that person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage and (c) such person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such person will be able to generate enough cash from operations, asset dispositions, financing, or a combination thereof, to meet its obligations as they become due.

“Straddle Period” means a Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” of any person means another person (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person and/or by one or more of its Subsidiaries or (b) of which such first person and/or one of its Subsidiaries serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability entity) or similar function.

“Target Working Capital” means an amount equal to $-31,000,000.

“Tax” and “Taxes” means any U.S. federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, transfer, value-added, license, excise (including sports wager), gambling, stamp, franchise, employment (including with respect to tips and gratuities), payroll (including with respect to tips and gratuities), withholding (including with respect to tips and gratuities), social security (or similar, including FICA), environmental, unemployment, disability, property, estimated, alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge in the nature of taxes, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Return” means any return, report or similar statement filed or required to be filed with a taxing authority with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax or attachments thereto.

“Target Date” means August 31, 2022.

“Ticking Fee” means an amount equal to the product of (i) $150,000, multiplied by (ii) the number of days during the period beginning on (but excluding) December 13, 2022 and ending on (but including) the Closing Date; provided, however, that the Ticking Fee shall be payable to the extent that the Buyer Gaming Approvals remain outstanding.

“Working Capital” means, as of any date of determination, an amount equal to (i) the sum of all current assets (excluding any Company Cash) minus (ii) the sum of all current liabilities (excluding the current portion of finance leases, the portion of annual bonus accrued for Retention Bonus Recipients (which portion is otherwise included in Company Transaction Expenses), and the effect of the Existing Operating Sublease or any amendments, modifications, or replacements thereof), in each case, as of the Closing Date, calculated in accordance with GAAP applied consistently with the application thereof in the Company’s Financial Statements and consistent with the illustration attached here to as Exhibit A.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Allocation	Section 6.08(d)
Allocation Schedule	Section 6.08(d)
Ancillary Documents	Section 9.01
Anti-Money Laundering Laws	Section 4.20(a)
Assumed CBAs	Section 6.06(h)
Attorney-Client Communications	Section 9.15(b)
Available Policies	Section 6.22
Bankruptcy and Equity Exception	Section 3.02
Base Purchase Price	Section 2.03(a)
Benefit Plan	Section 4.09(a)
Benefits Protection Period	Section 6.06(a)

Bonus Plans	Section 6.06(c)
Buyer	Preamble
Buyer Indemnified Party	Section 6.18(f)
Buyer Related Parties	Section 5.10(a)
Buyer 401(k) Plan	Section 6.06(d)
Cash Count	Section 2.11
CBA Assignment and Assumption Agreement	Section 6.06(h)
CBAs	Section 4.16(a)(viii)
CDS	Section 1.01
Closing	Section 2.02
Closing Balance Sheet	Section 2.06(a)
Closing Date	Section 2.02
Company	Recitals
Company Benefit Plan	Section 4.09(a)
Company Employee	Section 6.06(a)
Company Financial Statements	Section 4.05
Company Organizational Documents	Section 4.01(b)
Company Permits	Section 4.04(a)
Consent	Section 2.09
Covered Claims	Section 6.22
Customer List	Section 4.22
Damages	Section 6.08(c)
D&O Insurance	Section 6.05(b)
Deposit	Section 2.05(b)
Deposit Escrow Agreement	Section 2.05(b)
Disputed Amounts	Section 2.06(d)
ERISA	Section 4.09(a)
Escrow Agent	Section 2.05(b)
Estimated Closing Statement	Section 2.04
Excluded Assets	Section 2.08(a)
Exclusive Customers	Section 6.15(a)
Existing Leases	Section 4.12(d)
Existing Operating Sublease	Recitals
Existing Propco Property	Section 4.12(c)
Extended Outside Date	Section 8.01(b)
Final Closing Statement	Section 2.06(a)
Final Purchase Price	Section 2.06(f)
Guaranty	Recitals
Guarantor	Recitals
Indemnified Liabilities	Section 6.05(a)
Indemnified Party	Section 6.05(a)
Independent Accountants	Section 2.06(d)
Insurance Policies	Section 4.17
Interests	Recitals
Interim Owner/Operator	Section 6.03(a)
IT Assets	Section 4.14(c)

Latest Balance Sheet	Section 4.05
Law Firm	Section 9.15(a)
Lease Guarantors	Recitals
Letter Agreement	Section 9.06
Master Lease	Recitals
Material Contracts	Section 4.16(a)
Measurement Date	Section 6.15(a)
MGM Lessee	Recitals
MTA	Section 7.03(d)
New Operating Lease Execution Agreement (Propco)	Recitals
New Operating Lease Execution Agreement (VICI)	Recitals
Non-Party Affiliates	Section 9.16
OFAC	Section 4.20(b)
Outside Date	Section 8.01(b)
Participants	Section 6.06(e)
Permit	Section 4.04(a)
Pre-Closing 2022 Period	Section 6.06(e)
Propco	Recitals
Purchase Price	Section 2.03(a)
R&W Policy	Section 6.09
Released Parties	Section 9.17
Releasing Parties	Section 9.17
Resolution Period	Section 2.06(d)
Review Period	Section 2.06(c)
Sale	Section 2.01
Sanctioned Person	Section 4.20(b)
Sanctions	Section 4.20(b)
Seller	Preamble
Seller DC Plan	Section 6.06(d)
Seller Related Party	Section 6.09
Shared Contract	Section 6.12(a)
Statement of Objections	Section 2.06(c)
SHRE	Recitals
SHRI	Recitals
Termination Fee	Section 8.02(b)
Termination of Existing Operating Sublease	Recitals
Termination of Memorandum of Sublease	Recitals
Third-Party Rights	Section 2.09
Transfer Taxes	Section 6.08(b)
Transition Services Agreement	Section 2.07(a)
U.S. Person	Section 4.20(b)
VICI Parties	Recitals
VICI/Buyer Agreement	Recitals

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase and acquire from the Seller all of the Interests free and clear of all Liens other than transfer and other restrictions under applicable securities Laws and Gaming Laws (the “Sale”), in exchange for the Purchase Price.

Section 2.02 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.01 and unless otherwise mutually agreed in writing by the parties hereto, the closing of the Sale (the “Closing”) shall be conducted remotely via the electronic exchange of documents and signatures no later than two (2) Business Days after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions), unless another time or date is agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the “Closing Date”.

Section 2.03 Purchase Price.

(a) The aggregate purchase price to be paid by Buyer in consideration for the purchase of the Interests (the “Purchase Price”) shall equal (i) $1,075,000,000 plus the Ticking Fee (if and only if Buyer has elected to extend the Outside Date pursuant to Section 8.01(b)) or minus the Reverse Ticking Fee (if and only if the Closing occurs prior to the Target Date) (the total amount of this clause (i), the “Base Purchase Price”), plus (ii) the positive or negative amount, if any (as applicable), determined by subtracting the Target Working Capital from the Working Capital as of the Closing Date, plus (iii) the Company Cash as of the Closing Date, minus (iv) the Company Indebtedness as of the Closing Date, minus (v) the Company Transaction Expenses as of the Closing Date, each of (ii) – (v) as set forth in the Final Closing Statement in accordance with Section 2.06.

(b) The Purchase Price shall be paid in accordance with Section 2.05 and Section 2.06(f).

Section 2.04 Determination of Estimated Purchase Price. Not less than three (3) Business Days prior to the Closing Date, the Seller shall deliver, or cause to be delivered, to Buyer a statement (the “Estimated Closing Statement”) which sets forth in reasonable detail, including an unaudited balance sheet of the Company, the Company’s good faith estimates of the following, as of the Closing Date: (a) Working Capital, (b) Company Cash, (c) Company Indebtedness, (d) Company Transaction Expenses and (e) the Estimated Purchase Price based thereon.

Section 2.05 Payment; Deposit.

(a) Closing Date Payments. At the Closing, Buyer shall make (or cause to be made):

(i) a payment in an amount equal to the Estimated Purchase Price to the Seller, by wire transfer of immediately available funds to the account or accounts designated to Buyer in writing no later than two (2) Business Days prior to the Closing Date, and

(ii) payments, on behalf of Seller, in an aggregate amount equal to the to the Company Transaction Expenses less an amount equal to the Retention Bonuses, which payment will be made pursuant to Section 6.06(g), by wire transfer of immediately available funds to the account or accounts designated to Seller in writing no later than two (2) Business Days prior to the Closing Date.

(b) Deposit. No later than five (5) Business Days following the date of this Agreement, Buyer shall deposit in immediately available funds the sum of $107,500,000 (the “Deposit”) with U.S. Bank N.A. or another mutually agreed escrow agent on the date hereof (the “Escrow Agent”) pursuant to an escrow agreement (the “Deposit Escrow Agreement”), which shall have been executed and delivered by Buyer, the Seller and the Escrow Agent within five (5) Business Days from the execution of this Agreement and shall govern the Deposit. All investments of the Deposit shall be subject to the approval of each of Buyer and Seller, each acting reasonably. The Escrow Agent shall hold the Deposit in escrow in the Escrow Account and shall hold or apply such proceeds in accordance with this Section 2.05(b) and the terms of the Escrow Agreement, which has incorporated the applicable terms of this Section 2.05(b). At the Closing, Buyer shall direct the Escrow Agent to release the Deposit to Seller as partial payment of the Estimated Purchase Price. If for any reason the Closing does not occur and this Agreement is terminated and (without limiting the obligations of each of Buyer and Seller under this Agreement in respect of the Deposit, including Section 8.02(b)) either Buyer or Seller makes a written demand upon the Escrow Agent for the payment of the Deposit in accordance with Section 8.02(b), the Escrow Agent shall, no later than the next Business Day after receipt of such written demand, give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within five (5) Business Days after the giving of such notice, the Escrow Agent shall be authorized to make such payment pursuant to the written demand. If the Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason the Escrow Agent, in good faith, elects not to make such payment, the Escrow Agent shall continue to hold such Deposit until otherwise directed by joint written instructions from the Buyer and Seller or a final judgment of a court of competent jurisdiction for the release of such Deposit in accordance with Section 8.02(b). All interest earned on the Deposit while held by the Escrow Agent shall be paid to Buyer, except that if the Closing occurs and Buyer uses any interest amounts in the Escrow Account to fund any part of the Estimated Purchase Price, Buyer shall receive a credit against the Estimated Purchase Price for such interest. Buyer shall bear 100% of the fees and expenses incurred in connection with the Escrow Account. In the event of any inconsistency between the terms and provisions of the Deposit Escrow Agreement and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the parties to the contrary, which written agreement acknowledges and expressly amends this Section 2.05(b).

Section 2.06 Closing Statement.

(a) As promptly as possible and in any event within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to the Seller, at the sole expense of Buyer, (i) an unaudited balance sheet of the Company as of the Closing Date (collectively, the “Closing Balance Sheet”) and (ii) a statement (the “Final Closing Statement”) which sets forth Buyer’s calculation, as of the Closing Date, of (v) Working Capital, (w) the Company Cash, (x) the Company Indebtedness, (y) the Company Transaction Expenses, and (z) the Purchase Price based thereon, in each case prepared in accordance with the definitions set forth in this Agreement, and in the case of the Closing Balance Sheet and Working Capital, as calculated using the same methodologies, principles, conventions, policies and procedures as were used in the preparation of the example calculation of Working Capital set forth on Exhibit A. The Closing Balance Sheet and the Final Closing Statement will be based exclusively on the facts and circumstances as they exist as of the Closing Date and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on or after the Closing Date, including entry into the New Operating Lease Documents. If Buyer fails to timely deliver the Final Closing Statement (or any of the determinations and calculations required to be contained therein) in accordance with the foregoing, then, at the election of the Seller, in its sole discretion, either (i) the Estimated Closing Statement and the Estimated Purchase Price shall be deemed to be the final Closing Statement and Final Purchase Price, respectively, or (ii) the Seller shall require the Seller and Buyer to retain (at the sole expense of Buyer) the Independent Accountants to review the books and records of the Company, to review the calculation of the Estimated Purchase Price and to determine the Final Purchase Price in accordance with Section 2.04, except that the Independent Accountants’ determination shall not be limited to a determination of Disputed Amounts.

(b) For the purposes of complying with the terms of this Section 2.06, Buyer and the Company, on the one hand, and the Seller, on the other hand, shall cooperate with and shall provide each other and each other’s respective Representatives and Affiliates with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and Representatives of such party and subject to the execution of any customary confidentiality and hold harmless agreement as may be required, the work papers of such party’s accountants, if any, prepared or reviewed in connection with the preparation and analysis of the Final Closing Statement and the resolution of any disputes thereunder, and Buyer shall allow the Seller and its Representatives and Affiliates to make reasonable inquiries of the Company’s Representatives regarding questions concerning, or disagreements with, the Final Closing Statement and cause the Company’s Representatives to reasonably cooperate with and timely respond to such inquiries provided that such actions do not unreasonably interfere with the operations of the Company.

(c) On or prior to the date that is forty-five (45) days following the Seller’s receipt of the Final Closing Statement (such period, the “Review Period”), the Seller may object to the Final Closing Statement by delivering to Buyer a written statement setting forth any such objections in reasonable detail, indicating each disputed item, the basis for its disagreement therewith and the dollar amount of each such disagreement (the “Statement of Objections”). If the Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Final Closing Statement, and the calculation of the Purchase Price based thereon shall be deemed to have been accepted by the Seller and shall be deemed final and binding upon the parties. Any determination set forth in the Final Closing Statement which is not specifically objected to in the Statement of Objections will be deemed accepted by the Seller and will be final, conclusive and binding upon all parties upon delivery of the Statement of Objections.

(d) If the Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Seller shall negotiate in good faith to resolve such objections within fifteen (15) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Final Closing Statement and the calculation of the Purchase Price based thereon with such changes as may have been agreed in writing by Buyer and the Seller shall be final and binding on all parties. If the Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then Buyer and the Seller shall within fifteen (15) days following the end of the Resolution Period refer any amounts remaining in dispute (the “Disputed Amounts”) for resolution to BDO LLP (provided that if BDO LLP is unable or unwilling to serve in such capacity, the Seller and Buyer shall work in good faith to jointly select an alternative firm that is a nationally recognized independent accounting firm reasonably acceptable to Buyer and Seller) (the “Independent Accountants”). If Buyer and Seller do not agree on the replacement selection of the Independent Accountants within thirty (30) days after the end of the Resolution Period, either party may request the American Arbitration Association to appoint, within thirty (30) days from this request, a firm of independent public accountants of nationally recognized standing, which is independent of each of Buyer and Seller, to serve as the Independent Accountants. Buyer and the Seller will execute a customary engagement letter, will cooperate with the Independent Accountants during the term of its engagement, and will provide the Independent Accountants, at the time of such referral, with the Final Closing Statement and the Statement of Objections. The Seller and Buyer shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the Disputed Amounts. The parties will endeavor that the Independent Accountants shall, within thirty (30) days of its referral, make a final, written determination as to the Disputed Amounts. No party shall have or conduct any communications, whether written or oral, with the Independent Accountants without the other of Buyer or the Seller either being present or concurrently receiving a written copy of any such communications. Neither Buyer nor the Seller will disclose to the Independent Accountants, and the Independent Accountants will not consider for any purpose, any settlement discussions or settlement offer made by or on behalf of Buyer or the Seller, unless otherwise agreed by Buyer and the Seller. The Seller and Buyer will instruct the Independent Accountants to only resolve the Disputed Amounts and the decision of the Independent Accountants for each Disputed Amount must be within the range of values assigned to each such item in the Final Closing Statement and the Statement of Objections, respectively. The Independent Accountants will be instructed to make their determination based solely on written submissions by Buyer and the Seller that are in accordance with this Agreement (i.e., not on the basis of an independent review). The Final Closing Statement and the calculation of the Final Purchase Price based thereon, in each case, as determined by the Independent Accountants in accordance with this Section 2.06(d) will be final and binding upon all parties, absent manifest error or fraud, on the date the Independent Accountants deliver their final determination in writing to Buyer and to the Seller. The parties hereto agree that the procedures set forth in this Section 2.06(d) for resolving disputes with respect to the Final Closing Statement shall be the sole and exclusive method for resolving any such disputes; provided, that this Section 2.06(d) shall not prohibit Buyer or the Seller from instituting litigation to enforce any determination of the Final Purchase Price by the Independent Accountants, or to compel any Party to submit any dispute arising in connection with this Section 2.06(d) to the Independent Accountants pursuant to, and in accordance with, the terms and conditions of this Section 2.06(d), in any court or other tribunal of competent jurisdiction in accordance with Section 9.11. It is the intent of the parties hereto to have any determination of the Final Purchase Price by the Independent Accountants proceed in an expeditious manner; provided, that (i) any deadline or time period contained herein may be extended or modified by the written agreement of Buyer and the Seller and (ii) the parties hereto agree that the failure of the Independent Accountants to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accountants which otherwise conforms to the terms of this Section 2.06(d).

(e) The fees, costs and expenses of the Independent Accountants incurred in the resolution of the Disputed Amounts shall be allocated and paid by Buyer, on the one hand, and by the Seller, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Independent Accountants that is unsuccessfully disputed by such party (as finally determined by the Independent Accountants) bears to the total amount of disputed items submitted. For example, if the Seller challenges the calculation of the Final Purchase Price by an amount of $100,000, but the Independent Accountants determine that the Seller has a valid claim for only $60,000, then Buyer shall bear sixty percent (60%) of the fees and expenses of the Independent Accountants and the Seller shall bear the other forty percent (40%) of such fees and expenses. Following delivery of the Independent Accountants’ determination, Buyer and Seller shall mutually revise the Final Closing Statement to effect the calculation of the final Purchase Price in accordance therewith.

(f) No later than five (5) Business Days after the Purchase Price has been finally determined pursuant to this Section 2.06 (the “Final Purchase Price”) the following payments (if any) shall be made, by wire transfer of immediately available funds to the account (or accountants) specified in writing by the Seller or Buyer, as applicable:

(i) If the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay the amount of such excess to the Seller by wire transfer of immediately available funds to an account or accounts designated by Seller in writing.

(ii) If the Estimated Purchase Price is greater than the Final Purchase Price, the amount of such excess shall be paid by the Seller by wire transfer of immediately available funds to an account or accounts designated by Buyer in writing.

(iii) If the Final Purchase Price is equal to the Estimated Purchase Price, no adjustment payment shall be made.

(g) Any adjustments to Purchase Price pursuant to this Section 2.06 shall be treated as an adjustment to the consideration payable hereunder unless otherwise required by applicable Law.

Section 2.07 Closing Deliverables.

(a) Closing Deliverables of the Seller. At the Closing, the Seller shall deliver or cause to be delivered to Buyer:

(i) the certificate of the Seller as required pursuant to Section 7.02(c)

(ii) assignment and assumption agreement substantially in the form attached hereto in Exhibit C (the “Assignment and Assumption Agreement”) with respect to the Interests, duly executed by the Seller;

(iii) letters of resignations, or other evidence of the removal, of those directors and officers (or equivalent) of the Company as specified in writing by Buyer not less than five (5) Business Days prior to the Closing Date, with such resignations to be effective as of the Closing Date;

(iv) a duly completed and executed IRS Form W-9;

(v) copy of a bill of sale and assignment and assumption agreement, duly executed by the Company and any of its applicable Affiliates, in a form reasonably agreed by the parties hereto, transferring the Excluded Assets (to the extent transferrable at Closing) to the Seller or its Affiliate (the “Bill of Sale”);

(vi) a transition services agreement substantially in the form attached hereto in Exhibit E (the “Transition Services Agreement”) with respect to the Interests, duly executed by Seller;

(vii) a termination of the Existing Operating Sublease substantially in the form attached hereto as Exhibit B-3 (the “Termination of Existing Operating Sublease”);

(viii) a termination of the Memorandum of Sublease substantially in the form attached hereto as Exhibit B-4 with respect to the Existing Operating Sublease (the same to be recorded in the Official Records following Closing) (the “Termination of Memorandum of Sublease”);

(ix) if and only if the MTA shall have been terminated or is otherwise of no further force and effect at the time of the Closing, a duly executed copy of the “New Operating Lease” as such term is defined in the New Operating Lease Execution Agreement (Propco);

(x) if and only if the transactions contemplated by the MTA shall have closed prior to the time of the Closing, a certificate signed by an officer of the Seller certifying that the Partial Termination and the First Amendment as each such term is defined in the VICI/Buyer Agreement have been executed and delivered to Propco concurrently with the Closing;

(xi) the CBA Assignment and Assumption Agreement, duly executed by the Company; and

(xii) customary releases in form and substance reasonably satisfactory to Buyer with respect to all guarantee obligations and any other indebtedness of the Company under (x) the Credit Facility, (y) the Guarantee, dated April 25, 2005, of the Mandalay Resort Group 7.0% Senior Notes due 2036 issued under the Mandalay November 1996 Indenture (as defined in the Disclosure Schedules), and (z) the First Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture and the Ninth Supplemental Indenture to the Base Indenture (as defined in the Disclosure Schedules).

(b) Closing Deliverables of Buyer. At the Closing, Buyer shall deliver or cause to be delivered to the Seller:

(i) the certificate of Buyer as required pursuant to Section 7.03(c);

(ii) the Assignment and Assumption Agreement, duly executed by Buyer;

(iii) if and only if the MTA shall have been terminated or is otherwise of no further force and effect at the time of the Closing, evidence of the insurance required to be obtained by Buyer as tenant under the New Operating Lease;

(iv) if and only if the MTA shall have been terminated or is otherwise of no further force and effect at the time of the Closing, the New Operating Lease Documents;

(v) if and only if the transactions contemplated by the MTA shall have closed prior to the time of the Closing, a certificate signed by an officer of the Buyer certifying that the New Operating Lease Documents have been executed and delivered to Propco concurrently with the Closing;

(vi) the CBA Assignment and Assumption Agreement, duly executed by Buyer;

(vii) the Bill of Sale, duly executed by Buyer; and

(viii) the Transition Services Agreement, duly executed by the Company.

Section 2.08 Transfer of Excluded Assets; Excluded Liabilities.

(a) Subject to compliance with this Agreement, all of the assets set forth on Section 2.08 of the Disclosure Schedules (the “Excluded Assets”) shall be transferred by the Company to the Seller or a designee of the Seller at or prior to the Closing unless otherwise indicated in Section 2.08 of the Disclosure Schedules, subject to Section 2.09 (Nontransferable Assets). If, at any time after the Closing, any further action is reasonably necessary or advisable to carry out the purposes of this Agreement, including to transfer the Excluded Assets and to vest the Seller with full right, title and possession to all Excluded Assets, then the Company shall, and Buyer shall cause such parties and the Company, to take all such lawful and necessary action.

(b) (i) All liabilities or obligations of the Company arising from or related to the Excluded Assets and the MLife Rewards Program shall be transferred by the Company to the Seller or a designee of the Seller at or prior to the Closing and (ii) the Seller or a designee of the Seller shall assume any and all such liabilities or obligations of the Company at or prior to the Closing.

Section 2.09 Nontransferable Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Excluded Assets, or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party (including any Governmental Entity), would constitute a breach or other contravention thereof or a violation of Law or would, as determined by the Seller, in its reasonable discretion, in any way adversely affect the rights of the Seller thereto or thereunder. The Seller and Buyer will use their commercially reasonable efforts to obtain any consent, approval, waiver, license, permit, franchise, authorization or judgment (“Consent”) necessary for the transfer or assignment of any such Excluded Assets, or claim, right or benefit to the Seller or a designee of the Seller. If the Seller and Buyer are unable to obtain any such Consent prior to Closing, or are unable for any other reason to effectuate the transfer of an Excluded Asset at or prior to the Closing Date, the Seller shall have a period after the Closing Date to effectuate the transfer of such Excluded Asset of (a) twelve (12) months for Excluded Assets other than the Mobile Gaming System, and (b) twenty-four (24) months for the Mobile Gaming System; provided that if at the end of such twenty-four (24)-month period, the Seller continues to diligently pursue such Consent, the Seller shall have the option, at its sole discretion, to extend such twenty-four (24)-month period for an additional six (6) months. If, at the expiration of the applicable periods and extensions thereof set forth in (a) and (b) above, the applicable Excluded Assets have not been transferred in accordance with Section 2.08, or if an attempted transfer or assignment thereof without Consent would be ineffective or a violation of Law or would, as determined by the Seller in its reasonable discretion, adversely affect the rights of the Seller thereto or thereunder so that the Seller would not in fact receive all such rights, the Seller and Buyer will, for a maximum of twelve (12) months thereafter, cooperate in a mutually agreeable arrangement under which the Seller would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Excluded Assets, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Seller, and under which the Buyer or the Company, as applicable, would enforce for the benefit (and at the expense) of the Seller any and all of their rights against a third party (including any Governmental Entity) associated with such Excluded Assets, claim, right or benefit (collectively, “Third-Party Rights”), and the Buyer and the Company (post-Closing) would promptly pay to the Seller when received all monies received by it under any such Excluded Assets, claim, right or benefit, if any and as applicable, all in a manner designed to place the Seller, on the one hand, and the Buyer and the Company (post-Closing), on the other, in a substantially similar position as if such Excluded Assets, claim, right or benefit had been assigned or transferred to the Seller at the Closing.

Section 2.10 Removal of Assets. All items that constitute Excluded Assets may be removed by the Seller prior to the Closing Date to the extent Consent would not otherwise be required for such removal, in which case Section 2.09 shall apply. The Seller acknowledges and agrees that all third party out-of-pocket fees, costs or expenses incurred in connection with the removal of the Excluded Assets shall be borne exclusively by the Seller.

Section 2.11 Cash Count. At 6:00 a.m., Las Vegas, Nevada time on the Closing Date (or at such other day or time as mutually agreed by the Seller and Buyer or otherwise required pursuant to Gaming Laws), the Company shall conduct a physical inventory of Gaming Cash (the “Cash Count”), which inventory shall be conducted in accordance with the policies, procedures and methodologies mutually agreed by the Seller and Buyer and in accordance with Gaming Laws.

Each of the Seller and Buyer shall be entitled to have representatives present during the Cash Count, which representatives shall have full access to the Cash Count to the extent permitted by Gaming Laws and cooperate in good faith to resolve any disputes regarding the conduct of the Cash Count; provided that such representatives shall have the right to dispute or sign off on the due completion and outcome of the Cash Count without limitation of Buyer’s or Seller’s rights under Section 2.06. Notwithstanding the foregoing or anything herein to the contrary, Gaming Cash shall include, and at Closing Seller shall deliver or cause to be delivered to Buyer (which delivery shall be accomplished by leaving such Gaming Cash at the Company), an amount equal to or greater than Buyer’s minimum bankroll requirements pursuant to Gaming Laws, including Nevada Gaming Commission Regulation 6.150. The amount of Gaming Cash as determined pursuant to this Section 2.11 shall be included in the determination of the amount of Company Cash, subject to any adjustment pursuant to Section 2.06.

Section 2.12 Withholding. Buyer shall be entitled to withhold from amounts payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold under applicable Law. Buyer shall provide the Seller with notice of any withholding it believes is applicable to amounts payable by or at the direction of Buyer hereunder (except with respect to withholding of employment and payroll taxes, or withholding arising from a failure to provide the deliverable in Section 2.07(a)(iv) at least five (5) days prior to the date of the applicable payment (or such shorter period as reasonable under the circumstances), and shall reasonably cooperate with the Seller to reduce or eliminate any such withholding (including by providing the applicable payee a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable Law). To the extent amounts are withheld by Buyer consistent with the terms of this Section 2.12 and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules, the Seller hereby represents and warrants to Buyer, as follows:

Section 3.01 Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Seller has the requisite power and authority to carry on its business as it is now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Seller to consummate the Sale.

Section 3.02 Authority. The Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary action and no additional proceeding on the part of the Seller is necessary to authorize the execution, delivery and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby by the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, constitutes the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

Section 3.03 No Conflict; Required Filings and Consents.

(a) Assuming that all consents, approvals and authorizations described in Section 3.03(b), including the Gaming Approvals, have been obtained and all filings and notifications described in Section 3.03(b) have been made and any waiting periods thereunder have terminated or expired, and except as otherwise provided in this Article III and except as may result from any facts or circumstances relating to the identity of Buyer or its Affiliates, none of the execution, delivery or performance of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the organizational documents of the Seller, (ii) conflict with or violate any Law applicable to the Seller, or any of its properties or assets, or (iii) require any consent, notice or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, modification, cancellation, purchase or sale of, or result in the triggering of any payment or in the creation of a Lien (other than a Permitted Lien) upon any of the properties or assets (including rights) of the Seller, pursuant to, any Contract to which the Seller is a party (or by which any of its assets (including rights) are bound), except, with respect to clause (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Seller to consummate the Sale.

(b) Except as may result from any facts or circumstances relating to the identity of Buyer or its Affiliates, none of the execution, delivery or performance of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Seller or any of its properties or assets, other than (i) such filings as may be required in connection with the payment of any transfer taxes or stamp duty, (ii) compliance with any applicable requirements of the HSR Act, (iii) the FCC Approvals, (iv) compliance with any applicable federal or state securities or “blue sky” Laws, (v) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Buyer or any of its Affiliates, and (vi) the Gaming Approvals and the Liquor Licenses, except in each case, where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Seller to consummate the Sale.

Section 3.04 Ownership of Interests. The Seller is the sole owner of, and has good, valid and marketable title to the Interests. The Interests are free and clear of any Liens other than Liens arising (a) under the Credit Facility (which will be released in connection with the Closing in accordance with Section 6.13) and (b) under applicable securities Laws and Gaming Laws or as set forth in the Company Organizational Documents. Upon transfer of the Interests to Buyer at the Closing in accordance with this Agreement, Buyer will own such Interests free and clear of any Liens other than any (a) Liens arising under applicable securities Laws and (b) Liens created by or through Buyer or its Affiliates.

Section 3.05 Litigation. There is no Action to which any Seller is a party pending or, to the knowledge of the Seller, threatened against the Seller that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, Seller is not subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.06 Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made prior to the Closing by or on behalf of the Seller for which the Buyer or the Company would be responsible following the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO THE COMPANY

The Seller hereby represents and warrants to Buyer solely with respect to the Company, as follows:

Section 4.01 Organization and Qualification; No Subsidiaries.

(a) The Company is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization. The Company has requisite company power and authority to own, lease and operate its properties and assets, as applicable, and to carry on its businesses as they are now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to be material to the Company. The Company is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b) The Seller has made available to Buyer in the Data Room true and complete copies of the certificates of formation and memorandum or articles of association of the Company and the operating agreements of the Company(collectively, the “Company Organizational Documents”), each as in effect as of the date hereof.

(c) The Company has no Subsidiaries. The Company does not directly or indirectly own, of record, beneficially or otherwise, or has any interest in or right to acquire, any equity interests of any Person.

Section 4.02 Capitalization.

(a) The Interests constitute all of the issued and outstanding equity interests of the Company. All of the Interests were duly authorized, validly issued, are (where applicable) fully paid and non-assessable and are free of preemptive and similar rights. No Interests were issued in violation of any applicable Laws, any Contract, arrangement or commitment to which the Company or the Seller is a party to or bound by, or any preemptive or similar rights of any person.

(b) As of the date hereof, except as set forth in the Company Organizational Documents, there are no (i) outstanding securities of the Company convertible into or exchangeable for one or more shares of capital stock of, or other equity or voting interests in, the Company, (ii) options, warrants or other rights or securities issued or granted by the Company relating to or based on the value of the equity securities of the Company, (iii) Contracts that are binding on the Company that obligate the Company to issue, acquire or sell, redeem, exchange or convert any capital stock of, or other equity interests in, the Company or (iv) outstanding restricted interests, restricted equity units, equity appreciation rights, performance shares/ interests, performance units, deferred equity units, contingent value rights, “phantom” equity or similar rights issued or granted by the Company that are linked to the value of the Interests. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem, exchange, convert or otherwise acquire or sell any shares of capital stock or equity interests of the Company.

(c) The Company is not a party to or bound by any Contract with respect to the voting of, that restricts the transfer of or that provides registration rights in respect of, any shares of capital stock or other voting securities or equity interests of the Company.

Section 4.03 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated by this Agreement will: (i) (x) conflict with or violate any provision of the Company Organizational Documents and (y) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, or any of its properties or assets; or (ii) require any consent, notice or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, modification, cancellation, purchase or sale of, or result in the triggering of any payment or in the creation of a Lien (other than a Permitted Lien) upon any of the properties or assets (including rights) of the Company, pursuant to, any Contract to which the Company is a party (or by which any of its properties or assets (including rights) are bound) or any Company Permit, except, in each case, (A) as set forth in Section 4.03(a) of the Disclosure Schedules or (B) as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b) Except as set forth in Section 4.03(b) of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any of its properties or assets, other than (i) such filings as may be required in connection with the payment of any transfer taxes or stamp duty, (ii) compliance with any applicable requirements of the HSR Act, (iii) the FCC Approvals, (iv) compliance with any applicable federal or state securities or “blue sky” Laws, (v) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Buyer or any of its Affiliates, (vi) the Gaming Approvals and any approvals with respect to the Liquor Licenses and (vii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Sale and the other transactions contemplated by this Agreement or (B) reasonably be expected to be material and adverse to the Company.

Section 4.04 Permits; Compliance with Laws.

(a) The Company is, and for the past three (3) years has been, in possession of and in compliance with all franchises, authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity, including with respect to Gaming Laws (each, a “Permit”) necessary for the Company to own, lease and operate its properties and assets, and to carry on and operate its businesses (the “Company Permits”), and all such Company Permits are in full force and effect, in each case, except where the failure to have, to be in compliance with, or the failure to be in full force and effect of, any Company Permits would not individually or in the aggregate, reasonably be expected to be material and adverse to the Company. As of the date hereof, no suspension or cancellation of any Company Permits is pending or, to the knowledge of the Seller, threatened, except as would not individually or in the aggregate, reasonably be expected to be material to the Company.

(b) The Company is, and for the past three (3) years has been, in compliance with all Laws (including Gaming Laws, Disability Laws and Occupational Safety and Health Laws) applicable to the Company and its businesses and activities, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(c) Except as set forth in Section 4.04(c) of the Disclosure Schedules, during the past three (3) years, the Company has not received any written notice or other written communication from any Governmental Entity (i) asserting any violation of, or failure to comply in with, any requirement of any Law applicable to the Company or Permit that is material to the operation of the business of the Company, (ii) advising that it is being investigated with respect to any allegation that it has violated, or failed to comply with, any Law applicable to the Company or Permit that is material to the operation of the business of the Company, or (iii) notifying the Company of the suspension, denial, non-renewal, revocation or withdrawal of any Permit, except in each of (i), (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company. The Company has timely filed all reports, registrations, renewals and other documents required to be filed in connection with any Permit, except as would not individually or in the aggregate, reasonably be expected to be material and adverse to the Company.

Section 4.05 Financial Statements. The Seller has furnished Buyer with copies of the unaudited balance sheet of the Company, as of December 31, 2020 and the related statements of operations for the year then ended, and the unaudited balance sheet of the Company, as of September 30, 2021 (the “Latest Balance Sheet”) and the related statements of operations for the three and nine (9)-month periods ending September 30, 2021 (collectively, the “Company Financial Statements”). Each of the Company Financial Statements (a) has been prepared based on the books and records of the Company, (b) has been prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved (except as may be noted therein and subject to the absence of statements of cash flows and equity, footnotes and normal year-end adjustments, as well as stock compensation expense accounted for on a centralized basis) and (c) presents fairly, in all material respects, the financial position of the Company and the results of its operations as of the dates and for the periods referred to therein (subject to the absence of footnotes and normal year-end adjustments as well as stock compensation expense accounted for on a centralized basis).

Section 4.06 Absence of Certain Changes. Except as otherwise contemplated by this Agreement, since the date of the Latest Balance Sheet through the date hereof: (a) the Company has conducted in all material respects its business in the ordinary course consistent with past practice; (b) there have not been any changes, events, state of facts or developments, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect and (c) the Company has not taken any action nor has any event occurred which would have violated the covenants set forth in Sections 6.01(c), 6.01(f), 6.01(g), 6.01(h), 6.01(i), 6.01(j), 6.01(k), 6.01(l), 6.01(n) or 6.01(o) if such action had been taken or such event had occurred between the date of this Agreement and the Closing Date.

Section 4.07 Undisclosed Liabilities. The Company has no liabilities or obligations of the nature required by GAAP as in effect on the date hereof to be set forth on a balance sheet of the Company or in the notes thereto, other than liabilities and obligations (a) disclosed, reserved against or provided for in the Latest Balance Sheet, (b) incurred in the ordinary course of business consistent with past practice in all material respects since the date of the Latest Balance Sheet, (c) incurred in connection with the transactions contemplated hereby as provided for in this Agreement, or (d) that, individually or in the aggregate, have not had or would not reasonably be expected to be material and adverse to the Company.

Section 4.08 Litigation. Except as set forth on Section 4.08 of the Disclosure Schedules, as of the date hereof, there are no Actions pending or, to the knowledge of the Seller, threatened in writing against the Company which (a) if adversely determined would, individually or in the aggregate, to be material to the Company, or (b) would make illegal, materially restrict or delay, prevent or prohibit the consummation of the transactions contemplated by this Agreement.

Section 4.09 Employee Benefits.

(a) With respect to each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material employee benefit plan, policy, program, fund or arrangement, including bonus, employment, severance, change in control, incentive, equity or equity-based compensation, retirement or deferred compensation arrangements, in each case, contributed to, required to be contributed to, or sponsored or maintained by the Company or any ERISA Affiliate for the benefit of current or former officers or employees of the Company, or in respect of which the Company has any current or contingent liability, other than any plan, policy, program, or arrangement which is (i) sponsored by a Governmental Entity and required to be maintained or contributed to pursuant to applicable law, or (ii) a Multiemployer Plan (each a “Benefit Plan”), the Seller has made available to Buyer, with respect to Benefit Plans that are not Company Benefit Plans, the plan document, a written summary or other information with respect to the terms of such Benefit Plan (including information concerning the participation of employees of the Company in such Benefit Plan) sufficient for Buyer to carry out its obligations under Section 6.06. With respect to each Benefit Plan sponsored, maintained or contributed to solely by the Company or exclusively for the benefit of employees or officers of the Company (each, a “Company Benefit Plan”), the Seller has made available to Buyer copies of: (i) each such Company Benefit Plan and all amendments thereto or, in the case of an unwritten Company Benefit Plan, a written description thereof; (ii) each trust, insurance or material administrative agreement relating to each such Company Benefit Plan; (iii) the most recent summary plan description of each Company Benefit Plan and any material modifications thereto, if applicable; (iv) the most recent annual report (Form 5500) filed with the IRS, including financial statements, if applicable; and (v) the most recent determination, advisory or opinion letter, if applicable, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code. Section 4.09(a) of the Disclosure Schedules lists each Benefit Plan and Multiemployer Plan in which the Company is obligated to make contributions, and indicates (I) each Benefit Plan that is a Company Benefit Plan and (II) each Multiemployer Plan in which the Company is obligated to make contributions.

(b) Except as set forth on Section 4.09(b) of the Disclosure Schedules, (i) each Company Benefit Plan and, to the extent material liability to the Company or Buyer could result, each other Benefit Plan, has been maintained, operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) all premiums required to be paid and contributions required to be made, in each case by the Company with respect to any Benefit Plan or Multiemployer Plan, whether by applicable Law, regulation, plan document or other contractual undertaking, for any period through the Closing Date have been timely made or paid in full in all material respects or, to the extent not required to be made of paid on or before the date of this Agreement, have been properly accrued on the Company Financial Statements and (iii) there are no complaints, proceedings, actions, suits, arbitrations, investigations, audits or claims (other than routine claims for benefits) or any other Actions filed, or to the Seller’s knowledge, threatened in writing with respect to any Company Benefit Plan or, to the extent material liability to the Company or Buyer could result, any other Benefit Plan.

(c) Except as would not, individually or in the aggregate, result in material liability to the Company or Buyer, (i) there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans that could reasonably be expected to result in any liability or excise tax under ERISA or the Code being imposed on the Company, and (ii) there does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any liability to (A) the Company or any ERISA Affiliate resulting from a failure to comply with the continuation coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code (including any penalties or excise taxes under Sections 4980D or 4980H of the Code), or (B) the Company resulting from a failure to comply with the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder.

(d) Except as set forth on Section 4.09(d) of the Disclosure Schedules, neither the Company nor any of its ERISA Affiliates has, within the past six (6) years, had any liability in respect of a single employer pension plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. With respect to any such single employer pension plan, (i) there does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any liability to the Company or any ERISA Affiliate that is or will remain unsatisfied (x) under Title IV of ERISA, (y) under Section 302 of ERISA, or (z) under Sections 412 and 4971 of the Code, and (ii) except as would not reasonably be expected to have, individually in the aggregate, result in a material liability to the Company, there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) during the last six (6) years as to which the 30-day advance notice requirement has not been waived. No single employer pension plan is a Company Benefit Plan.

(e) Except as would not, individually or in the aggregate, result in material liability to the Company or Buyer, with respect to any Multiemployer Plan: (i) all contributions (including installments) required to be made by the Company or any of its respective ERISA Affiliates to any such plan have been timely made, (ii) neither the Company nor its respective ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, (iii) no such Multiemployer Plan is in “endangered,” “critical” or “critical and declining” status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA, and (iv) no such Multiemployer Plan is in insolvency, has undergone a mass withdrawal or has filed a notice of termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA.

(f) Except as set forth in Section 4.09(f) of the Disclosure Schedules, neither the execution of this Agreement nor the transactions contemplated by this Agreement, would result in (i) any payment becoming due, accelerate the time of payment or vesting, or funding, or materially increase the amount of compensation or benefit due to any current or former employee, director or officer of the Company under any Benefit Plan, except as expressly provided in this Agreement, or (ii) any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) Each Benefit Plan intended to be qualified under Section 401(a) of the Code (if any) is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(h) Except as provided in Section 4.09(h) of the Disclosure Schedules, no Company Benefit Plan provides for post-employment or retiree health benefits, except to the extent required by (i) Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or other similar Laws, or (ii) any individual employment, separation or termination agreement or arrangements under which the Company subsidizes any such benefits for any Person and set forth in Section 4.09(a) of the Disclosure Schedule.

Section 4.10 Labor.

(a) Except as set forth on Section 4.10(a) of the Disclosure Schedules, no employee of the Company is represented by any union or covered by any collective bargaining agreement. Except as set forth on Section 4.10(a) of the Disclosure Schedules, as of the date hereof, no labor organization or group of employees of the Company has made a pending demand for recognition or certification, or filed an unfair labor practice charge against the Company, and there are no representation or certification proceedings or petitions seeking a representation proceeding, or unfair labor practice charge, presently pending or, to the knowledge of the Seller, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations Governmental Entity.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedules, (i) except as would otherwise be material and adverse to the Company, the Company is, and has been for the past three (3) years, in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, safety and health, immigration, harassment, classification of employees as exempt/non-exempt, and classification as an independent contractor or employee and (ii) as of the date hereof, there are no material or adverse Actions against the Company filed or, to the knowledge of the Seller, threatened in writing to be brought or filed, arising out of, in connection with, or otherwise relating to the employment, or other engagement as a service provider, or termination of employment of any individual by the Company, and there has been no such Actions in the past three (3) years.

(c) There have been no strikes or other concerted work stoppages, lockouts or other material labor disputes involving the Company in the past three (3) years.

(d) The Company is and has been in compliance with the WARN Act and similar state Laws and has no liabilities pursuant thereto. Seller has not implemented any plant closing or layoff of employees that could implicate the WARN Act within the past six (6) months.

(e) Seller has made available to Buyer a complete and accurate list of each employee of the Company as of the date that is no more than five (5) Business Days prior to the date of this Agreement and including, with respect to each such Business Employee, as applicable (i) title or position, (ii) exempt/nonexempt classification, (iii) annual base salary or hourly wage rate, (iv) employing entity, (v) target bonus opportunity, (vi) work location (including city and state), (vii) union affiliation, (viii) date of hire, (ix) active/inactive status, (x) part-time/full-time status, and (xi) whether working on a visa. Seller shall update such information upon reasonable request by Buyer, and within five (5) Business Days of the anticipated Closing Date.

(f) The Company (i) is not a party to a settlement agreement with a current or former employee entered into in the past three (3) years that involves allegations relating to sexual harassment by either an officer, director or management level employee of the Company, and (ii) has not received any allegations of sexual harassment against any officer, director or management level employee of the Company.

Section 4.11 Tax Matters. Except as set forth in Section 4.11 of the Disclosure Schedules:

(a) The Company has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it and all such filed Tax Returns are correct, complete and accurate in all material respects, and were prepared in substantial compliance with applicable Laws. The Company has paid all material amounts of Taxes (whether or not reflected on such Tax Returns) to the extent due and payable. The Company Financial Statements reflect all unpaid material amounts of Taxes of the Company for periods (or portions of periods) through the Closing Date.

(b) All material amounts of Taxes which the Company has been required by law to withhold or to collect from amounts paid or owing to any employee, creditor, equity holder or third party have been duly withheld and collected and have been duly and timely paid to the appropriate Governmental Entity, and the Company has complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. There are no Liens upon any property or assets of the Company related to a material amount of Taxes, except for Permitted Liens.

(c) The Company has been, since its formation, disregarded as an entity separate from its owner for U.S. federal and applicable state tax purposes.

(d) No material Tax deficiency has been asserted or assessed by a Governmental Entity against the Company. There is no action, suit, investigation, audit, examination, proceeding, claim or assessment pending with respect to material Taxes imposed on, or material Tax matters relating to, the Company, and the Company has not been notified in writing that a taxing authority intends to commence any such action, suit, investigation, audit, examination, proceeding, claim or assessment.

(e) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(f) None of the assets of the Company is an interest (other than indebtedness within the meaning of Section 163 of the Code) in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income Tax purposes.

(g) The transactions contemplated by this Agreement will not terminate any material Tax incentive, holiday, abatement or other Tax reduction agreement related to the Company.

(h) There is no Tax indemnity, Tax sharing or Tax allocation obligation, other than any such obligations that are made pursuant to customary commercial Contracts not primarily related to Taxes, that would be binding on Buyer or any of its Affiliates for any taxable period ending after the Closing Date.

(i) None of the assets of the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) described in Section 168(g)(1)(A) of the Code with respect to which any Seller has claimed depreciation deductions in determining its U.S. federal income tax liability or (vi) subject to any provision of Law comparable or similar to any of the provisions listed above.

(j) No written claim or nexus inquiry has been made by a Governmental Entity in a jurisdiction in which the Company does not file Tax Returns with respect to the assets of the Company that the Company is or may be subject to Tax by that jurisdiction.

(k) The Seller and the Company have complied in all material respects with all applicable Laws relating to sales, use, goods and services or other commodity, and gambling Taxes with respect to Company. All material amounts of sales, use, goods and services or other commodity, and gambling Taxes with respect to the Company that are required to be collected and remitted have been collected and remitted, or will be remitted to the appropriate taxing authority within the prescribed time periods, or duly executed certificates of exemption which are sufficient to establish that no such Taxes are due have been received and maintained.

(l) The Company does not have any material amount of Liability relating to any escheatable, abandoned or unclaimed property.

(m) The Company has no liability for Taxes of any Person (i) as a result of being a member of an affiliated or combined group filing a consolidated, combined or unitary Tax Return for federal, state, local or foreign Tax purposes, or (ii) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by any contract, or otherwise.

Section 4.12 Real Property.

(a) Except for the Existing Leasehold Estate and except as set forth on Section 4.12(a) of the Disclosure Schedules, the Company does not own any real property.

(b) Except as would not, individually or in the aggregate, be reasonably expected to be material and adverse to the Company, neither the MGM Lessee nor, to Seller’s knowledge, Propco has received any written notice to the effect that any condemnation proceedings are pending or threatened, with respect to any of the Existing Propco Property.

(c) (i) To Seller’s knowledge, all real property used in the operation or management of the Business as of the date of this Agreement (collectively, the “Existing Propco Property”) is owned solely by Propco free and clear of any and all Liens other than Permitted Liens, (ii) all personal property used in the operation or management of the Business as of the date of this Agreement is owned, leased, licensed or otherwise legally available for use by the Company, including, without limitation, Liquor Licenses and Gaming Approvals free and clear of any and all Liens other than Permitted Liens and all such assets and properties are adequate for the continued conduct of the Business, in all material respects, (iii) the Existing Propco Property will be leased from and after the Closing to the Company pursuant to the terms of the New Operating Lease, and (iv) the Existing Propco Property constitutes all real property currently used, occupied or held by the Company in the Business, in each case described in clauses (i) through (iv) above, inclusive, except as set forth on Section 4.12(c) of the Disclosure Schedules and except as would not reasonably be expected to be material and adverse to the Company.

(d) True, correct and complete copies of all Leases in effect as of the date of this Agreement (including any guaranties securing the obligations of tenants thereunder) have been provided or made available to Buyer (collectively, the “Existing Leases”) and there will be no Leases in effect as of the Closing Date other than the Existing Leases and any Leases (or modifications to Existing Leases) entered into in accordance with the terms of this Agreement and, in each case, which have been provided or made available to Buyer prior to Closing.

Section 4.13 Environmental Matters. Except as set forth on Section 4.13 of the Disclosure Schedules or except as would not, individually or in the aggregate, reasonably be expected to be material to the Company: (a) the Company is in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws, (b) the Company has not as of the date hereof, received written notice of any pending Actions by any Governmental Entity, or to the knowledge of the Seller, threatened Actions against the Company pursuant to applicable Environmental Laws or regarding the presence, Release or threatened Release of any Hazardous Materials at, on, from or under the Real Property (c) there has been no Release of any Hazardous Materials by the Company which would reasonably be expected to result in an investigation, reporting or cleanup obligations for the Company or the Company incurring liability under Environmental Laws, (d) there are no landfills, dumps, surface impoundments, wastewater treatment units, disposal areas, underground storage tanks, underground injection wells, groundwater monitoring wells, drinking water wells or production water wells at the Real Property and (e) the Company has provided Buyer with true and correct copies of all material environmental records, reports, notifications, permits, engineering studies, environmental studies or environmental assessments in the possession of the Company or any of their representatives or advisors relating to the Business.

Section 4.14 Intellectual Property.

(a) Except as would not reasonably be expected to be material to the Company, the operation of the Business does not infringe, misappropriate, or otherwise violate (and has not during the past two (2) years infringed, misappropriated, or otherwise violated) the Intellectual Property Rights of any third party.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company: the Company takes and has taken commercially reasonable measures to protect the secrecy, confidentiality and value of all of the Company’s trade secrets, know-how and confidential information; and no trade secret, know-how, or confidential information material to the Business has been authorized to be disclosed or, to the Seller’s knowledge, actually disclosed to any former or current employee or any third-party other than pursuant to a non-disclosure agreement restricting the disclosure and use thereof.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company: (i) the Company takes all commercially reasonable actions to protect the operation and security of its software, systems, networks, websites, applications, databases and other information technology assets used in its businesses (and all data, including Personal Information, processed thereby) (“IT Assets”), and there have been no breaches, violations, outages or unauthorized access to or uses of such IT Assets, except for those that were resolved without material liability, cost or the legal duty to notify any person; and (ii) to the Seller’s knowledge, such IT Assets are free of viruses, malware and other corruptants.

Section 4.15 Privacy and Security.

(a) The Company is in compliance with, and has at all times during the last three (3) years complied with, all Privacy Requirements, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business. The Company has for the past three (3) years implemented and maintained procedures that comply with applicable Privacy Requirements for receiving and appropriately responding to requests from individuals concerning their Personal Information, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business. The Company has not received written notice of any material claim, dispute, action, suit or proceeding initiated by any other Person against the Company or, to the Seller’s knowledge, the Company’s agents or its subcontractors of any Person’s rights under any Privacy Law, nor has there been any court order against the Company adversely affecting the Company’s use, disclosure or other processing of any Personal Information. To the Seller’s knowledge, there are no facts or circumstances that could constitute a reasonable basis for any such any claim, dispute, action, suit or proceeding relating to data privacy, data protection or data security.

(b) The Seller has, during the last three (3) years, (i) with respect to the Business, maintained in place commercially reasonable security measures designed to comply with applicable Privacy Requirements and (ii) taken commercially reasonable steps to require that any third party with access to Personal Information collected by or on behalf of the Company has implemented and maintained the same. Except as set forth in Section 4.15(b) of the Disclosure Schedules, during the last three (3) years, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business, no Person has gained unauthorized access to, acquired, or engaged in unauthorized Processing of (i) any Personal Information held by the Company or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that processes Personal Information owned or maintained by the Company and, to the Seller’s knowledge, owned or maintained by its service providers or any other Person on behalf of the Company. The Company has at all times during the last three (3) years used commercially reasonable controls, technologies, processes, and practices to detect, identify and remediate security breaches, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business.

(c) To the Seller’s knowledge, any third party who has provided Personal Information to the Company has done so in compliance with applicable Privacy Requirements, including providing any notice and obtaining any consent required, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business. To the Company’s knowledge, neither the execution, delivery, nor performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement will violate any Privacy Requirement applicable to the Company except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business.

Section 4.16 Material Contracts.

(a) Except for the agreements, contracts or commitments set forth on Section 4.16 of the Disclosure Schedules (collectively, the “Material Contracts”), as of the date of this Agreement, the Company is not a party to any Contract:

(i) (A) for the employment or engagement of any officer, individual employee or independent contractor on a full-time, part-time, consulting or other basis providing annual compensation (calculated based on target bonus levels) in excess of $400,000 (other than any “at-will” contract that may be terminated upon thirty (30) days or less advance notice without penalty) and (B) that provides for severance payments or change in control, retention, sale or transaction bonuses to any officer, individual employee or independent contractor;

(ii) that prohibits in any material respect the ability of the Company to compete in any line of business, or conduct its business;

(iii) that is a lease under which the Company is lessor of, or permits any third party to hold or operate, any tangible property (other than real property), owned or controlled by the Company except for any lease under which the aggregate annual rental payments do not exceed $1,000,000;

(iv) that is a lease under which the Company is lessee of, or is permitted by any third party to hold or operate, any tangible real or personal property except for the Existing Operating Lease or any lease under which the aggregate annual payments do not exceed $1,000,000;

(v) that is a management agreement, license, franchise or operating agreement relating to all or any portion of the Real Property, except for such agreements under which the aggregate annual payments do not exceed $1,000,000;

(vi) that has future sums due from the Company, taken as a whole, during the period commencing on the date of this Agreement and ending on the twelve (12)-month anniversary of this Agreement in excess of an aggregate amount therefor of $1,000,000;

(vii) that provides for any construction work (including any additions or expansion) that are currently being undertaken or are to be performed at the Real Property, except for such agreements under which the aggregate annual payments do not exceed $1,000,000;

(viii) that is a collective bargaining agreement, labor contract, neutrality agreement or other written agreement or arrangement with any labor union (collectively, the “CBAs”);

(ix) that relates to the future disposition or acquisition of a material asset or business by the Company, or any merger or business combination with respect to the Company;

(x) that involves any joint venture, legal partnership or similar arrangement;

(xi) that involves the resolution or settlement of any actual or threatened Action with a value of greater than $1,000,000;

(xii) that establishes an obligation on the Company to exclusively purchase goods or services from any Person that would be material to the Company;

(xiii) pursuant to which a third party has licensed to or otherwise expressly granted rights with respect to or agreed to refrain from enforcing any Intellectual Property Rights to or against the Company, excluding (A) commercially-available software licenses with annual fees of less than $1,000,000, and (B) non-exclusive licenses of Intellectual Property Rights that are not material to the Business and are merely incidental to the transaction contemplated by the agreement containing such license, where the purpose of such agreement is primarily something other than the license of such Intellectual Property Rights; and

(xiv) that relates to financial indebtedness, except any such agreement with an aggregate outstanding principal amount not exceeding $1,000,000.

(b) Notwithstanding the foregoing, none of the following shall be deemed a Material Contract: (1) any convention contracts, (2) any entertainment agreements which expire at or prior to December 31, 2021 and will not result in any ongoing obligations or liabilities for the Company following the Closing, (3) any sponsorship agreements which will not result in any ongoing obligations or liabilities for the Company following the Closing, (4) the Slot Agreements, (5) the BetMGM Agreement, (6) any receivables from the Business, including, without limitation, any Gaming receivables, (7) any credit agreements or other financing arrangements with customers of the Business, or (8) any Contract that is terminable without material payment or penalty by any party thereto on ninety (90) days’ or less notice.

(c) Each Material Contract is valid and binding on the Company and enforceable in accordance with its terms against the Company and, to the Seller’s knowledge, each other party thereto (subject to the Bankruptcy and Equity Exception), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is not in breach of, or default under, any Material Contract and, to the Knowledge of the Company, no such party is in breach of, or default under, any Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. During the past two (2) years, the Company has not received written notice of any default under any Material Contract, except for defaults that have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Seller has made available to the Buyer in the Data Room a correct and complete copy of all Material Contracts, together with all amendments and modifications thereto, except for any amendments and modification thereto that would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.17 Insurance. Section 4.17 of the Disclosure Schedules includes a correct and complete list of all insurance policies in force as of the date of this Agreement for the benefit of the Company (collectively, the “Insurance Policies”), and (a) all such Insurance Policies maintained for the benefit of the Company are in full force and effect; and (b) the Company is not in breach of or default under any of such Insurance Policies, except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since the date of the Latest Balance Sheet up to the date of this Agreement, to Seller’s knowledge, the Company has not received any written notice of termination or cancellation or denial of coverage with respect to any such insurance policy. All premiums due on the Insurance Policies have been paid.

Section 4.18 Intercompany Agreements. Section 4.18 of the Disclosure Schedule lists all material Intercompany Agreements in effect as of the date hereof.

Section 4.19 Brokers. No broker, finder, financial advisor or investment banker, other than BofA Securities, Inc. and PJT Partners LP (whose fees shall be paid by the Seller), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made prior to the Closing by or on behalf of the Company for which Buyer or the Company would be responsible following the Closing.

Section 4.20 Anti-Money Laundering and OFAC.

(a) To the knowledge of the Seller, as of the date hereof, the Company: (i) is not under investigation by any Governmental Entity for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, or any violation of any Anti-Money Laundering Laws (as defined herein); (ii) has not been assessed as liable for civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has not had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws, (iv) has not violated any Anti-Money Laundering Laws; or (v) has not violated any Law relating to bribery or corruption. For purposes of this Agreement, “Anti-Money Laundering Laws” means all applicable Laws, regulations and sanctions, state and federal, criminal and civil, that: (A) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (B) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (C) require identification and documentation of the parties with whom a financial institution conducts business; or (D) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and laws relating to prevention and detection of money laundering codified in 18 U.S.C. Sections 1956 and 1957.

(b) The Company does not constitute a person with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement under applicable economic sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (including, but not limited to, persons who appear on OFAC’s Specially Designated Nationals and Blocked Persons List) (collectively, “Sanctions,” and any such person, a “Sanctioned Person”). The Company has, for the past five (5), not been in violation of any and all Anti-Money Laundering Laws and Sanctions.

Section 4.21 Indebtedness. Section 4.21 of the Disclosure Schedule sets forth all of the outstanding Company Indebtedness of, and for each item of Company Indebtedness, identifies the debtor, the principal amount outstanding as of the date of this Agreement and the creditor.

Section 4.22 Customer List. The Seller owns the Customer List. The Customer List includes, at a minimum, the following information for each listed player, customer or patron of the Company (to the extent such information has been provided to the Seller or the Company): full name, full street address, email address, date of birth, and telephone number. The Customer List is accessible and usable by the Company for the purposes that it is intended to be used. The accessibility and usability of the Customer List shall not be adversely affected by the consummation of the transactions contemplated by this Agreement. To the knowledge of the Seller, the Customer List does not contain any material information that was derived without authorization from confidential information or trade secrets owned by any third party. To the knowledge of the Seller, no third party has asserted or threatened to assert any claim for misappropriation of trade secrets or breach of any implied or express contractual duty relating to the use of information in the Customer List.

Section 4.23 Disclaimer. Except for the representations and warranties expressly set forth in Article III or this Article IV, none of the Seller, the Company or any of their Affiliates or its or their respective Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Seller, the Company, Propco or any of their respective assets, this Agreement or the transactions contemplated by this Agreement, including, without limitation, (i) relating to the financial condition, value, quality, results of operations, assets or liabilities of any of the foregoing entities, (ii) the nature, quality or condition of the Real Property, (iii) the suitability of the Real Property for any and all activities and uses which Buyer (or any of its Affiliates) may conduct thereon, (v) the compliance of or by the Real Property with any laws, rules, ordinances, designations or regulations of any applicable Governmental Entity, (vi) the availability or non-availability or withdrawal or revocation of any benefits or incentives conferred by any federal, state or municipal authorities, (vii) the accuracy or completeness of the information provided or made available to Buyer or its Representatives, (viii) the physical condition of the Real Property including the state of maintenance and repair thereof, and the Seller has not made, do not make and specifically disclaims any representations regarding any Environmental Matters, including, without limitation, solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Real Property, of any Hazardous Material and applicable state laws, and regulations promulgated thereunder. Except for the representations and warranties expressly set forth in Article III or this Article IV, (i) the Seller disclaims, on behalf of itself, the Company, their

Affiliates and their respective Representatives, any other representations or warranties, whether made by the Seller, the Company, their Affiliates or its or their respective Representatives or any other Person, and (ii) the Seller disclaims, on behalf of itself, the Company, their Affiliates and their respective Representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, estimate, advice, statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, projection, forecast, advice, estimate, statement or information that may have been or may be provided to Buyer or its Affiliates or Representatives by any Representative of the Seller, the Company or any of their Affiliates). For the avoidance of doubt, none of the Seller, the Company, their Affiliates or their respective Representatives makes any representations or warranties to Buyer or any other Person regarding the probable success or profitability of the Company (whether before or after Closing). Buyer further acknowledges and agrees that having been given the opportunity to inspect the Real Property, and except for the representations and warranties of the Seller expressly set forth in Article III or this Article IV, Buyer is relying solely on its own investigation of the Real Property and not on any information provided or to be provided by or on behalf of the Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Seller as follows:

Section 5.01 Organization. Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Buyer has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to consummate the Sale.

Section 5.02 Authority. Buyer has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and no approval of equity holders of Buyer or any additional proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby by Buyer. This Agreement has been duly executed and delivered by Buyer and (assuming the due authorization, execution and delivery of this Agreement by each other party hereto) constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.03 No Conflict; Required Filings and Consents.

(a) Assuming that all consents, approvals and authorizations described in Section 5.03(b) have been obtained and all filings and notifications described in Section 5.03(b) have been made and any waiting periods thereunder have terminated or expired, none of the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the charter, bylaws or any equivalent organizational or governing documents of Buyer; (ii) conflict with or violate any Law applicable to Buyer or any of its properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale of, or result in the triggering of any payment or in the creation of a Lien (other than a Permitted Lien) upon any of the properties or assets of Buyer pursuant to, any Contract to which Buyer is a party (or by which any of its properties or assets is bound) or any Permit held by it except, with respect to clause (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to consummate the Sale.

(b) None of the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) such filings as may be required in connection with any transfer taxes or stamp duty, (ii) compliance with any applicable requirements of the HSR Act, (iii) the Gaming Approvals and any required Liquor Licenses, or (iv) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to consummate the Sale.

(c) To Buyer’s knowledge, there are no events, circumstances, legal impediments or other obstacles relating to Buyer or any of its Affiliates that would, or would reasonably be expected to, preclude Buyer from obtaining any of the approvals required in connection with the transaction contemplated hereby (including, without limitation, approvals under the HSR Act and the Gaming Approvals) in a timely manner or would materially impair or delay the ability of Buyer to consummate the transactions contemplated hereby and to operate the Company as currently operated.

Section 5.04 Litigation. As of the date hereof, there is no Action to which Buyer or any of its Subsidiaries is a party pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, none of Buyer or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.05 Sufficient Funds.

(a) Buyer, together with its Affiliates including the Guarantor, has available, and on the Closing Date, will have available, sufficient funds or other sources of immediately available funds to enable it to timely perform its obligations, including to pay in full (i) the Purchase Price less the Deposit and (ii) all fees and expenses payable by Buyer, and to timely consummate the transactions contemplated hereby.

(b) Notwithstanding anything to the contrary contained herein, Buyer’s obligation to effect the Sale is not conditioned or contingent on Buyer’s ability to obtain any financing prior to effecting the Sale.

(c) Concurrently with the execution of this Agreement, Buyer has delivered to the Seller the duly executed Guaranty of the Guarantor with respect to certain matters on the terms specified therein. The Guaranty is in full force and effect and is the valid, binding and enforceable obligation of the Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under the Guaranty.

Section 5.06 Brokers. Buyer has not entered into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor to any broker’s or finder’s fee or commission in connection with the transactions contemplated by this Agreement for which the Seller or its Affiliates would be responsible.

Section 5.07 Solvency. Assuming (solely for purposes of this Section 5.07) that (a) the conditions to the obligation of Buyer to consummate the Sale have been satisfied or waived, (b) the representations and warranties set forth in Article III or this Article IV are true and correct in all material respects, and (c) any financial projections or forecasts provided by the Company, the Seller or their its Representatives to Buyer prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, then at and immediately following the Closing and after giving effect to all of the transactions contemplated by this Agreement, Buyer, the Company will be Solvent. Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors.

Section 5.08 Investment Intention. Buyer is acquiring the Interests for its own account, for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, or any applicable state or foreign securities Laws. Buyer understands that the Interests have not been registered under the Securities Act, or any applicable state or foreign securities Law, and cannot be sold unless subsequently registered under the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable.

Section 5.09 Anti-Money Laundering and OFAC.

(a) Neither Buyer nor, to the knowledge of Buyer, any person providing funds to Buyer: (i) is under investigation by any Governmental Entity for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed as liable for civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. None of the funds used for the payment of the Purchase Price or otherwise to satisfy any payment obligation of Buyer hereunder (including those of the Guarantor) have been derived or otherwise obtained from illegal sources or otherwise by illegal means, including (i) in violation of any Anti-Money Laundering Laws or Sanctions, (ii) from or with any Sanctioned Person, or (iii) from or with the government of, or any person ordinarily resident in or organized under the laws of, any country or territory subject to comprehensive Sanctions administered by OFAC (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

(b) Buyer does not constitute a Sanctioned Person.

Section 5.10 Licensability of Principals; Compliance with Gaming Laws.

(a) Neither Buyer nor any of its Representatives or Affiliates (collectively the “Buyer Related Parties”) has ever withdrawn, been denied, or had revoked, a gaming license or related finding of suitability by a Governmental Entity or Gaming Authority, other than in the normal course of business and instances that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. Buyer and each of Buyer Related Parties are in good standing in each of the jurisdictions in which Buyer or any Buyer Related Party owns or operates gaming facilities. To Buyer’s knowledge, there are no facts, which if known to the Gaming Authorities would (i) be reasonably likely to result in the denial, revocation, limitation or suspension of a gaming license currently held or other Gaming Approval, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary for the consummation of this Agreement. Buyer has no reason to believe that any facts or conditions exist that are reasonably likely to impede its ability to promptly obtain the Gaming Approvals and the governmental approvals set forth in Section 5.03(b).

(b) Neither Buyer, nor any director, officer, key employee or partner of Buyer or its Affiliates has received any material written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity under, or relating to, any violation or possible violation of any Gaming Laws or has been subject to any material disciplinary or other material regulatory compliance action or material complaint by a Governmental Entity, or client or customer. To the knowledge of Buyer, there are no facts, which if known to the Gaming Authorities could reasonably be expected to result in the revocation, limitation or suspension of a license, finding of suitability, registration, permit or approval of Buyer or its Affiliates, or any of their officers, directors, key employees or Persons performing management functions similar to an officer or partner, or limited partner under any Gaming Laws. Neither Buyer nor any officer, director, key employee or Person performing management functions similar to an officer or partner of Buyer or its Affiliates, has suffered a suspension or revocation of any permit or license held under the Gaming Laws.

Section 5.11 Acknowledgement of No Other Representations or Warranties.

(a) Buyer has conducted its own independent investigation, verification, review and analysis of the businesses, operations, results of operations, financial condition, assets, liabilities, and prospects of the Company, to the extent Buyer deemed necessary and appropriate. Buyer acknowledges that it and its Affiliates and Representatives have been provided sufficient access to the personnel, properties, and records of the Company for its investigation, verification, review and analysis.

(b) Buyer acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of the Seller, the Company or any of their respective Affiliates or Representatives makes or has made, nor is Buyer relying on, any representation or warranty, either express or implied, concerning the Seller, the Company or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in contained in this Agreement, none of the Seller, the Company, or any of their respective Affiliates, employees, equity holders or any other person or their Representatives shall have any liability to Buyer or its Affiliates or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information or statements (or any omissions therefrom) provided or made available by the Seller, the Company, or their respective Affiliates or Representatives to Buyer or its Affiliates and Representatives in connection with the transactions contemplated hereby.

(c) Without limiting the generality of Section 5.11(a) and Section 5.11(b), Buyer acknowledges and agrees that (i) in connection with its investigation of the Company, Buyer has received from or on behalf of the Seller and the Company certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information of the Company, (ii) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy and completeness of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), (iii) neither the Seller nor the Company make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and Buyer has not relied thereon, and (iv) Buyer will have no claim against the Seller or any other person with respect thereto.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business by the Company Pending the Sale. The Seller agrees that, between the date of this Agreement and the Closing, except as set forth in Section 6.01 of the Disclosure Schedules, as expressly contemplated or required by any other provision of this Agreement, as required by applicable Law or by any Governmental Entity of competent jurisdiction or as reasonably determined by the Seller, to be necessary or advisable in response to any Pandemic Measures or COVID-19 or any similar epidemic, pandemic or public health emergency, unless Buyer shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Seller shall, and shall cause the Company to, use commercially reasonable efforts to conduct the operations of the Company in all material respects in the ordinary course of business consistent with past practice. Without limiting the foregoing, except as set forth in Section 6.01 of the Disclosure Schedules, as expressly contemplated or required by any other provision of this Agreement or as required by applicable Law or by any Governmental Entity of competent jurisdiction or as reasonably determined by the Seller, to be necessary or advisable in response to any Pandemic Measures or COVID-19 or any similar epidemic, pandemic or public health emergency, the Seller shall not permit the Company to, between the date of this Agreement and the Closing, do any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend the Company Organizational Documents;

(b) issue or dispose of or authorize the issuance or disposition of any equity securities in the Company, or securities convertible into, or exchangeable or exercisable for, any such equity securities or awards, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities;

(c) other than in connection with the Excluded Assets, sell, pledge, dispose of, transfer, lease, license or encumber (other than Permitted Liens) any

(i) material personal property, equipment or assets (other than as set forth in Section 6.01(c)(ii)) of the Company, other than (A) in the ordinary course of business for which the aggregate consideration paid or payable in any individual transaction is not in excess of $1,000,000 or for all such transactions not in excess of $10,000,000 in the aggregate, (B) pursuant to existing Contracts set forth in Section 6.01(c) of the Disclosure Schedules, or (C) in connection with the Credit Facility, or

(ii) real property other than (A) the execution of easements, rights of way, restrictions and other similar instruments in the ordinary course of business that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use and operation of, the property or asset affected by the applicable instrument, (B) the execution of Leases in the ordinary course of business or (C) any demolition and construction in the ordinary course of business;

(d) (A) amend or terminate any of the Material Contracts or waive any material rights or claims thereunder (except for any Material Contract that is a CBA or an Excluded Asset, the Love Agreement, or any Shared Contract), or (B) enter into any Contract that, if in effect on the date hereof, would constitute a Material Contact (except for Contracts entered into in connection with the Relocation Efforts (as defined in the Letter Agreement), any CBA and any Contracts entered into in connection with the Love Agreement);

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities;

(f) merge or consolidate the Company with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(g) incur any financial indebtedness for borrowed money from third party lending sources (other than current trade accounts payable or lease liability incurred in respect of property or services purchased or leased in the ordinary course of business and letters of credit issued in the ordinary course of business) or assume, grant, guarantee (other than in connection with the Credit Facility, guarantees related to new debt issuances of the Seller in connection with capital markets transactions and Contracts to reaffirm existing guarantees) or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than, in each case, in the ordinary course of business, including, for clarity, in respect of gambling markers), for, in each case, individual amounts in excess of $1,000,000 or in the aggregate in excess of $5,000,000 (or, in the case of loans or advances to Affiliates, for amounts in the aggregate in excess of $5,000,000);

(h) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person (or equity interests thereof) or any assets, real property, personal property, equipment, business or other rights (whether by merger, stock purchase, asset purchase or otherwise), other than (i) acquisitions of inventory, personal property, equipment and vehicles in the ordinary course of business, substantially consistent with past practice, or (ii) any other acquisitions of assets for consideration that is individually or in the aggregate not in excess of $5,000,000;

(i) except in each case to the extent required by Law, file any material Tax Return inconsistent with past practice, make or change any material Tax election inconsistent with past practice, settle or compromise any material Tax claim or assessment by any Governmental Entity, adopt or change any material accounting method with respect to Taxes, enter into any closing agreement with a taxing authority or surrender any right to claim a refund of a material amount of Taxes, in each case, if the action could reasonably be expected to adversely affect the Tax liability of the Buyer after the Closing;

(j) make any material change in accounting policies or procedures, other than as required by GAAP, applicable Law or any Governmental Entity of competent jurisdiction;

(k) make or enter into any commitment to make any capital expenditures to the extent such capital expenditure or commitment will not be satisfied by the Company prior to Closing; provided, however, that notwithstanding the foregoing, the Company shall be permitted to make (A) capital expenditures required by Law, (B) emergency capital expenditures in any amount that the Seller determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course, (C) capital expenditures in any amount not exceeding $20,000,000 in the aggregate for all projects of the Company and (D) capital expenditures in accordance with the then approved budget of the Company or as set forth in Section 6.01(k) of the Disclosure Schedules;

(l) settle or compromise any Action (i) involving payments by the Company in excess of $500,000 individually or $1,000,000 in the aggregate (net of any amount covered by insurance or indemnification) to the extent such payments will not be satisfied by the Company prior to Closing or (ii) that would impose any material non-monetary restrictions on the Business that would continue after the Closing;

(m) (A) (x) enter into, adopt or amend any Company Benefit Plan (or any arrangement that would be a “Company Benefit Plan” if in effect on the date hereof), or (y) accelerate the payment, funding, right to payment or vesting of any compensation or benefits with respect to any employee of the Company under any Benefit Plan, in each case, to the extent that such action would reasonably be expected to result in materially increased costs to the Company or Buyer, other than as required by Law or by the terms of any Benefit Plan in existence on the date hereof, (B) grant any increase in base salary, wage rate, or target bonus to any employee of the Company with annual base compensation in excess of $250,000 following such increase, except as may be required under any Benefit Plans in existence on the date hereof, (C) terminate or transfer the service of any employee or officer of the Company whose annual base compensation is in excess of $150,000 (other than for cause), (D) hire any employee or individual consultant unless the annual base compensation of such employee or individual consultant is not in excess of $150,000 or (E)replace a departing employee or individual consultant (as applicable) unless such hiring is done in the ordinary course of business consistent with past practice and the annual base compensation of any such employee or individual consultant shall not materially exceed the annual base compensation of such departing employee or individual consultant (as applicable) in place prior to his or her departure. In addition, the Seller shall not take any of the actions contemplated by clause (A) of this Section 6.01(m) as such actions relate to Benefit Plans that are not Company Benefit Plans to the extent that any such action would materially increase the cost to the Company or Buyer following the Closing or materially increase the Company’s or Buyer’s obligations under Section 6.06;

(n) voluntarily forfeit or surrender any licenses, permits, authorizations or registrations issued by any Gaming Authorities necessary to own, operate, manage and conduct Gaming Activities at the Real Property;

(o) modify in any material respect its current practices with respect to (A) receivables from the Business or (B) credit and financing arrangements with customers of the Business;

(p) amend, modify or enter into any CBA that applies to the employees of the Company that would impact the Company in a disproportionate and adverse manner relative to other properties owned and operated by the Seller and its controlled Affiliates (other than the Company); or

(q) authorize or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over the Business operations.

Section 6.02 Access to Information. From the date of this Agreement to the Closing, the Seller shall: (a) provide to Buyer and its Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company, upon reasonable prior written notice to the Company, to the management level employees, properties, offices and other facilities of the Company and to the books and records thereof; and (b) furnish promptly such information concerning the Business, properties, Contracts, assets and liabilities of the Company as Buyer or its Representatives may reasonably request; provided, however, that the Seller shall not be required to (or to cause the Company to) afford such access or furnish such information to the extent that the Seller believes in good faith that doing so would: (i) result in the loss of attorney-client privilege; (ii) violate any obligations of the Seller or any member of the Company with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Seller or any member of the Company is party; (iii) result in a competitor of the Seller or the Company (excluding Buyer or its Affiliates) receiving information that is competitively sensitive; or (iv) breach, contravene or violate any applicable Law (including any Antitrust Law) (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i) through (iv)); and provided further that, for clarity, Buyer shall not be entitled to access to or to otherwise contact employees of the Company other than management level employees absent the Seller’s prior approval, and in respect of any access to management level employees, only where the Seller and/or its Representatives (including, if so designated, other officers of the Company) are otherwise present. Buyer shall, and shall cause each of its Subsidiaries and its and their respective Representatives, to hold all information provided or furnished pursuant to this Section 6.02 confidential in accordance with the terms of the Confidentiality Agreement. During any visit to the business or property sites of the Company, Buyer shall, and shall cause its Representatives accessing such properties to, comply with all applicable Laws and all of the Seller’s and the Company’s safety and security procedures. Notwithstanding anything to the contrary in this Agreement, from the date of this Agreement to the Closing, neither Buyer nor any of its Affiliates or Representatives shall, without the Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, conduct any environmental investigation at the Real Property involving any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with the Real Property. No investigation under this Section 6.02 or otherwise shall affect any of the representations, warranties, covenants or agreements of the Seller or any condition to the obligations of the parties hereto under this Agreement. For a period of seven years following the Closing Date (or longer if required by applicable Law), Buyer shall, and shall cause the Company to preserve and keep the records held by them relating to the Business and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, to the Seller, their Affiliates and their Representatives as may be reasonably requested in writing by such person in connection with any audit, accounting, tax, litigation, investigation or other similar need to the extent related to or in connection with the Seller’s prior ownership of the Company.

Section 6.03 Appropriate Action; Consents; Filings.

(a) Buyer may, in its discretion, following the date of this Agreement (x) identify an interim ownership and/or operating structure that is satisfactory to Seller (in Seller’s sole discretion) with a person (such person, the “Interim Owner/Operator”) who is approved to own and operate non-restricted Gaming Activities by Gaming Authorities, and (y) to the extent Buyer elects to utilize such Interim Owner/Operator structure, following Seller’s approval, cause such Interim Owner/Operator to enter into a written agreement with Buyer and Seller, in form and substance reasonably acceptable to Seller, pursuant to which such Interim Owner/Operator shall (A) effective as of the Closing, hold so much of the Interests as may be required by the Gaming Authorities to obtain all requisite Gaming Approvals and assume responsibility for the Gaming Activities at the Real Property until such time as Buyer obtains all requisite Gaming Approvals and (B) agree to be bound by all applicable covenants and obligations contained in this Section 6.03. Buyer and the Seller, as applicable, shall use its reasonable best efforts (and Buyer shall cause its Affiliates and the Interim Owner/Operator, to the extent applicable, to use their respective reasonable best efforts) to (i) (a) promptly (and in no event more than fifteen (15) Business Days from the date hereof) make all filings and notifications with the Gaming Authorities, (b) promptly make all filings and notifications to the Clark County Board (including in respect of the Liquor Licenses) within the timeframe mandated by the Clark County Board, and (c) promptly make all other filings and notifications to all other Governmental Entities that may be or may become required, reasonably necessary, proper or advisable under this Agreement and applicable Laws, including with respect to obtaining the FCC Approvals, to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner possible and (ii) make their respective filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days of the date hereof, unless mutually agreed otherwise by Buyer and the Seller. Buyer and the Seller shall promptly provide to each other evidence of their respective filings or a copy of their respective applications in connection with the transactions contemplated hereby. Buyer shall have responsibility for the fees it incurs in connection with obtaining Gaming Approvals required under this Agreement or any other approvals or filings, including, any filing fees associated with any filings made pursuant to the HSR Act; provided, however, Seller shall be responsible for any fees associated with Gaming Approvals related to the HUB Designation. Buyer shall be solely responsible for all costs associated with obtaining all Approvals that are required, reasonably necessary, proper or advisable with respect to the Animals (as defined in the Letter Agreement) in connection with the consummation of the transactions contemplated hereby.

(b) Each of Buyer and Seller hereby agrees to use its reasonable best efforts (and Buyer shall cause its Affiliates and the Interim Owner/Operator, to the extent applicable, to use their respective reasonable best efforts, as applicable) to (i) respond as promptly as practicable to any inquiries or requests for information and documentary material received from any Governmental Entity in connection with any Gaming Approvals or any antitrust, competition or financial regulatory matters related to the Agreement and the transactions contemplated by this Agreement and to otherwise take such actions so as to promptly obtain all actions or non-actions, consents, Permits, waivers, approvals, authorizations and orders from Governmental Entities necessary or advisable in connection with the consummation of the transactions contemplated hereby, including the Gaming Approvals, (ii) promptly notify the other party of any communication between that party and any Governmental Entity in respect of any filings, investigation, inquiry or other proceeding relating to the transactions contemplated by this Agreement and of any communication received or given in connection with any proceeding by a private party relating to the transactions contemplated by this Agreement, (iii) subject to applicable Law, discuss with and permit the other party (or its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any proposed filing or communication to any Governmental Entity or, in connection with any proceeding by a private party to any other person, relating to any filing, investigation, inquiry or other proceeding in connection with the transactions contemplated by this Agreement, (iv) not participate or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Entity in respect of any filings, investigation or inquiry relating to any filing, investigation, inquiry, or other proceeding in connection with this Agreement or the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion, (v) subject to applicable Law, furnish the other party (or its counsel) promptly with copies of all correspondence, filings and communications relating to any filing, investigation, inquiry or other proceeding pursuant to any Antitrust Law between the party, its Affiliates or Representatives on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement or the transactions contemplated hereby, (vi) except with the prior written consent of the other party, not extend any waiting period or agree to refile under the HSR Act or otherwise withdraw any application with a Governmental Entity required to be made hereunder under the Gaming Laws or any other applicable Law, and (vii) except with the prior written consent of the other party, not enter into any agreement with any Governmental Entity to not consummate the transactions contemplated by this Agreement.

(c) Without limiting the foregoing, Buyer agrees to take, and cause its Affiliates to take, promptly any and all steps necessary to avoid or eliminate each and every impediment under any applicable Law that may be asserted by any antitrust, competition, investment, financial regulatory, Gaming Authority or trade regulation Governmental Entity so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible and in any event prior to the Outside Date, including committing to or effecting, by consent decree, hold separate orders, or otherwise, the license, sale, divestiture or disposition of such of the assets, categories of assets or businesses of Buyer or its Affiliates, or of the assets, properties or businesses to be acquired by Buyer pursuant to this Agreement, and the entrance into such other arrangements relating to any such license, sale, divestiture or disposition, or making such other commitments, as are necessary or advisable in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding or to avoid or eliminate any impediment under any applicable Law that be asserted by any antitrust, competition, investment, financial regulatory or trade regulation Governmental Entity, that would otherwise have the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement (it being understood and agreed by Buyer that no such action taken by Buyer shall entitle Buyer to any adjustment or reduction in the Purchase Price or shall otherwise affect any other obligation of Buyer hereunder). In addition, without limiting the generality of the foregoing, Buyer agrees to use, and cause its Affiliates to use, reasonable best efforts and take, and cause its Affiliates to take, all required actions to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing of the transactions contemplated by this Agreement (it being understood and agreed by Buyer that no such action taken by Buyer shall entitle Buyer to any adjustment or reduction in the Purchase Price or shall otherwise affect any other obligation of Buyer hereunder); provided, that such litigation in no way limits the obligation of Buyer to take, and cause its Affiliates to take, promptly any and all steps necessary to avoid or eliminate each any every impediment under any applicable Law to close the transactions contemplated as expeditiously as possible and in any event prior to the Outside Date.

(d) Neither Buyer nor the Seller shall take or cause to be taken (including by the Interim Owner/Operator, to the extent applicable) any action that it is aware or reasonably should be aware would have the effect of delaying, impairing or impeding the receipt of the Gaming Approvals or any such other approvals, other than in connection with actions that would cause either Seller or Buyer to violate any existing contractual obligation. Without limiting the foregoing, neither Buyer nor the Seller shall (and Buyer shall cause the Interim Owner/Operator not to, to the extent applicable) take any action or enter into any transaction or agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to (i) obtain clearance or the expiration or termination of the waiting period under the HSR Act or to obtain the Gaming Approvals or any requisite approvals in respect of the Liquor Licenses or any other Law applicable to the transactions contemplated by this Agreement, (ii) avoid the entry of any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated by this Agreement or (iii) obtain all authorizations, consents, orders and approvals of Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement.

(e) Each party hereto shall use its respective commercially reasonable efforts to obtain any third party (other than Governmental Entities) consents necessary or advisable in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement, except as expressly contemplated by this Section 6.03, none of the Buyer, the Seller nor the Company shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person.

Section 6.04 Public Announcements. The initial press release issued by the parties concerning this Agreement and the transactions contemplated hereby shall be in a form agreed to by Buyer and the Seller and thereafter the parties shall consult with each other (and obtain the other parties’ consent) before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, except (a) as may be required by applicable Law or court process if the party issuing such press release or other public statement has, to the extent practicable, provided the other party with an opportunity to review and comment, (b) to the extent such disclosure is made to current or prospective limited partners, members, lenders or investors of any Seller or any of its Affiliates who are subject to confidentiality obligations with respect to such information, (c) any disclosure made by the Seller or the Company to its employees, customers, suppliers and other business relations to the extent the Seller or the Company reasonably determines in good faith that such announcement is necessary or advisable and (d) any press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Agreement, in each case under this Section 6.04 to the extent such disclosure is still accurate.

Section 6.05 Directors & Officers Indemnification and Insurance.

(a) Indemnification. From and after the Closing, Buyer shall cause the Company to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director or officer (or equivalent) of the Company and each fiduciary under benefit plans of the Company (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next sentence, amounts paid in settlement, in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of actions or omissions occurring at or prior to the Closing (and whether asserted or claimed prior to, at or after the Closing) to the extent that they are based on or arise out of the fact that such person is or was a director or officer (or equivalent) or fiduciary under benefit plans, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Closing, and including any expenses incurred in enforcing such person’s rights under this Section 6.05; provided, that neither Buyer, nor the Company shall be liable for any settlement effected without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event of any Indemnified Liability, the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly, and in any event within ten (10) days, after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that, if legally required, the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Law).

(b) Insurance. At the Closing, Buyer shall cause the Company to (at the Company’s expense, which for the avoidance of doubt shall be borne by Buyer and not be treated as a liability of the Company in Working Capital) obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Closing for events occurring prior to the Closing (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the existing directors’ and officers’ liability insurance policy applicable to the Company; provided that in no event shall Buyer or the Company be required to pay an annual premium in the aggregate more than an amount equal to 300% of the current annual premium paid for such D&O Insurance.

(c) Priority. With respect to any right to indemnification or advancement for acts or omissions occurring prior to or at the Closing, the Company shall be the indemnitor of first resort, responsible for all such indemnification and advancement that any Indemnified Party may have from any direct or indirect shareholder or equity holder of the Company (or any Affiliate of such shareholder or equity holder) and without right to seek subrogation, indemnity or contribution. Each of Buyer and the Company further agrees that no advance or prepayment by any party other than the Company as the primary indemnitor on behalf of any Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Company shall affect the foregoing and that any such secondary indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all the rights of recovery of the Indemnified Party against the Company, and the Company hereby irrevocably waives, relinquishes and releases any such secondary indemnitor from any and all claims against the secondary indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Successors. In the event the Company or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors, assigns or transferees of the Company or Buyer shall assume the obligations set forth in this Section 6.05.

(e) Benefit. The provisions of this Section 6.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors or administrators and his or her Representatives, shall be binding on all successors and assigns of the parties hereto and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

(f) Survival of Indemnification. For a period of not less than six (6) years from the Closing, Buyer and the Company shall provide to the Indemnified Parties the same rights to exculpation, indemnification and advancement of expenses as provided to the Indemnified Parties under the provisions of the Company’s charter, bylaws or similar organizational documents as in effect immediately prior to the Closing and the Company’s organizational documents shall not contain any provisions contradictory to such rights.

(g) Non-Exclusivity. The provisions of this Section 6.05 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 6.05, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.06 Employee Benefit Matters.

(a) For a period of twelve (12) months following the Closing (the “Benefits Protection Period”) or until the termination of the employment of the relevant Company Employee (if sooner), Buyer or an Affiliate of Buyer, as applicable, shall provide each individual who continues to be an employee of the Company immediately following the Closing (including employees who are not actively at work on account of illness, disability or leave of absence) (each, a “Company Employee”) with (i) a salary or wage that is no less favorable than the salary or wage provided to such Company Employee immediately prior to the Closing, (ii) short and long term incentive compensation opportunities (other than equity incentive opportunities) that are no less favorable than such opportunities provided to such Company Employee immediately prior to the Closing, and (iii) employee benefits (including retirement and welfare benefits) that are substantially comparable in the aggregate to the employee benefits (including retirement and welfare benefits) provided to each such Company Employee immediately prior to the Closing. For the duration of the Benefits Protection Period if such person is terminated, Buyer or an Affiliate of Buyer, as applicable, shall provide severance or termination benefits to each Company Employee that are no less favorable than the severance or termination benefits that each such Company Employee would have been eligible to receive on the basis of the same terms, conditions and severance formula as in effect as of the date hereof, as set forth in Section 6.06(a) of the Disclosure Schedules. Notwithstanding anything to the contrary in this Agreement, for those employees of the Company whose terms and conditions of employment are governed by a collective bargaining agreement immediately prior to the Closing, such employees’ terms and conditions of employment shall continue to be so governed following the Closing.

(b) Each Company Employee shall receive service credit for his or her years of service with the Company before the Closing for purposes of eligibility, vesting and, with respect to any vacation, paid time off, or severance benefits only, benefit accrual under any employee benefit plans sponsored by Buyer or any of its Subsidiaries or Affiliates, including the Company, in which each such Company Employee is eligible to participate on or after the Closing (other than any equity-based compensation plans), to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. Buyer or an Affiliate of Buyer, as applicable, shall, or shall cause its Subsidiaries, including the Company, to take all commercially reasonable actions required to (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods, unless such conditions would not have been waived or satisfied under the comparable Benefit Plans in which such Company Employee participated immediately prior to the Closing, and (ii) provide, or cause the insurance carrier to provide, credit to each Company Employee (and his or her eligible dependents, spouse or beneficiary) for any co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents, spouse or beneficiary) under any Company Benefit Plan during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and his or her eligible dependents, spouse or beneficiary) will be eligible to participate from and after the Closing.

(c) Buyer, or an Affiliate of Buyer, as applicable, shall provide each Company Employee who participates in any of the bonus plans listed on Section 6.06(c) of the Disclosure Schedules (the “Bonus Plans”) with a payment under such Bonus Plans or a comparable annual bonus plan to be established by Buyer, or an Affiliate of Buyer, in respect of the full annual performance period during which the Closing occurs, which shall include a pro-rated payment under the Bonus Plans in respect of the portion of the annual performance period prior to Closing. The aggregate amount of such pro-rata payments shall be no less than the amounts accrued in the calculation of Working Capital (which shall be the portion of the bonus that is allocable to the portion of the annual performance period prior to Closing). Buyer shall reimburse the Seller for any portion of such pro-rata payments that is not paid to any Company Employee within ten (10) Business Days of the date that such amount is paid to Company Employees. The bonus amounts payable under this Section 6.06(c) shall be paid to each Company Employee at such time as such bonuses are historically paid under, and, except as otherwise provided herein, shall be subject to the terms and conditions of, the applicable Bonus Plan.

(d) Effective as of immediately prior to the Closing, Buyer shall (or shall cause one of its Affiliates to) adopt or maintain a defined contribution plan intended to qualify under Sections 401(a) and 401(k) of the Code (and a related trust intended to be exempt under Section 501(a) of the Code) (a “Buyer 401(k) Plan”) for the benefit of all Company Employees who, as of immediately prior to the Closing, participate in a defined contribution plan that is intended to qualify under Sections 401(a) and 401(k) of the Code and that is sponsored by Seller (the “Seller DC Plan”). As soon as administratively practicable following the Closing, Buyer and Seller shall use commercially reasonably efforts to cause a trust-to-trust transfer of such Company Employees’ (and their beneficiaries’) account balances, including any outstanding loans, in the Seller DC Plan to the Buyer 401(k) Plan, in accordance with Section 414(1) of the Code. Effective as of the date of such transfer, Seller, its Affiliates, the Seller DC Plan and the trust thereunder shall be relieved of all liabilities and obligations with respect to the amounts transferred to the Buyer 401(k) Plan.

(e) Effective as of the Closing, Buyer shall (or shall cause one of its Affiliates to) assume all obligations for the accrued and unused vacation and paid time off of the Company Employees and such Company Employees shall be permitted to use such accrued and unused vacation and paid time off in accordance with applicable Law and Buyer’s policies and procedures, as in effect from time to time. Buyer shall use reasonable best efforts to recognize any vacation and paid time off requests made by Company Employees to the extent such requests were approved by the Company prior to the Closing Date in accordance with the Company’s policies.

(f) Buyer or an Affiliate of Buyer shall, or shall cause the Company to, pay the Retention Bonuses to the Retention Bonus Recipients pursuant to the terms of each such retention Bonus Recipient’s retention bonus agreement with the Company. The aggregate amount of such Retention Bonus payments shall be no less than the Retention Bonus amounts set forth in the calculation of Company Transaction Expenses for such purpose; provided that, Buyer shall reimburse the Seller for any portion of such payments that is not paid to any such Retention Bonus Recipient within ten (10) Business Days of the date that such amount is paid to the Retention Bonus Recipients.

(g) Upon the Closing, Buyer, or an Affiliate of Buyer, shall assume each collective bargaining agreement identified in Section 4.10(a) of the Disclosure Schedules governing the terms and conditions of the employees represented by a union or other labor organization (the “Assumed CBAs”) pursuant to an assignment and assumption agreement in substantially the form attached hereto as Exhibit D, and shall be deemed to have offered employment to each of the represented employees employed immediately prior to the Closing to commence immediately following the Closing. Each such offer of employment shall be governed by the terms and conditions established in the Assumed CBAs. Buyer, or an Affiliate of Buyer, as applicable, shall take all steps necessary to comply with all obligations imposed on a buyer or successor employer as required by any of the Assumed CBAs.

(h) The provisions of this Section 6.06 are solely for the benefit of the respective parties to this Agreement, and nothing, express or implied, shall confer upon any Company Employee or any other Person, any rights or remedies, including any right to employment or service or continued employment or service for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such Company Employee or other Person under a Benefit Plan that such Company Employee or beneficiary or other Person would not otherwise have under the terms of that Benefit Plan. Nothing contemplated by this Agreement shall (i) alter or limit the ability of the Buyer or any of its respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, or arrangement or Contract at any time assumed, established, sponsored or maintained by any of them, in each case in accordance with its terms,

(ii) limit the ability of Buyer or its Affiliates (including the Company after the Closing) to terminate the employment or service of any Company Employee or any other Person at any time and for any or no reason, or (iii) constitute or be deemed to establish, amend or modify any Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement.

(i) Except as otherwise expressly provided in this Section 6.06, neither the Company nor Buyer shall assume, and the Seller and its Affiliates (other than either Company) shall retain, any obligation or liability with respect to the Benefit Plans that are not Company Benefit Plans.

(j) Seller and its Affiliates shall keep Buyer reasonably apprised of the status of any collective bargaining negotiations related to any of the CBAs that takes place prior to the Closing Date and respond in a timely manner to Buyer’s reasonable requests (unless prohibited by Law) for information regarding negotiations of any of the CBAs.

Section 6.07 Expenses. Except as otherwise provided in this Agreement (including in Section 6.03(a) and Section 6.08(b)), all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by any other party and the other express terms of this Agreement.

Section 6.08 Tax Matters.

(a) Tax Returns and Straddle Period.

(i) The Company shall prepare and file, or cause to be prepared and filed, in a timely manner all non-income Tax Returns of the Company for a Pre-Closing Tax Period that are due prior to the Closing Date. All such Tax Returns shall be prepared and filed in a manner consistent with the past practices and procedures of the Company, except as otherwise required by applicable Law.

(ii) Buyer shall prepare or cause to be prepared, and timely file or cause to be timely filed, all non-income Tax Returns of the Company for periods ending on or before the Closing Date or for any Straddle Period, in each case, the due date of which (taking into account extensions of time to file) is after the Closing Date. All such Tax Returns shall be prepared and filed in a manner consistent with the past practices and procedures of the Company, except as otherwise required by applicable Law.

(iii) For purposes of determining the allocation of Taxes to be taken into account in Working Capital and Indemnified Taxes for any Straddle Period, Taxes of the Company based on or measured by payments or receipts shall be allocated between the portion of any Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning on the day after the Closing Date based on an interim closing of the books as of the close of business on the Closing Date and any other Taxes (such as property Taxes) shall be allocated between the portion of any Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning on the day after the Closing Date on a per diem basis.

(iv) From and after the Closing, the Seller, on the one hand, and Buyer, the Company and their Affiliates, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes attributable to the Company for periods (or portions thereof) through the Closing Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Transfer Taxes. Buyer shall pay and be responsible for any and all transfer, documentary, sales, use, registration and real property transfer tax, stamp tax, excise tax, stock transfer tax, and other similar Taxes, and any penalties or interest with respect thereto (“Transfer Taxes”), with respect to the purchase and sale of the Interests pursuant to Section 2.01; provided that the Seller shall pay and be responsible for 100% of any and all Transfer Taxes with respect to the transfer of Excluded Assets pursuant to Section 2.08. The party so required by applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other party shall cooperate in the preparation, and join in the execution, of any such Tax Returns and other documentation.

(c) Tax Indemnity. Seller will indemnify and hold harmless Buyer, its Affiliates (including, after the Closing, the Company) and each of their respective officers, directors, employees or agents (each, an “Indemnified Tax Party”) from and against any loss, claim, liability, reasonable expenses, including interest, penalties and other damage (“Damages”) solely to the extent that such Damages are incurred by the applicable Indemnified Tax Party and are attributable to: (i) income Taxes of any member of an affiliated, consolidated, combined, unitary or other similar group for Tax purposes of which the Company (or any predecessor thereof by liquidation, merger or otherwise) was a member prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or non-U.S. Law); and (ii) the Tax matters described on Section 4.11 of the Disclosure Schedules (collectively, “Indemnified Taxes”). Seller’s covenant and agreement to indemnify the Indemnified Tax Parties for Indemnified Taxes shall survive for the applicable statute of limitations plus sixty (60) days.

(d) Purchase Price Allocation. The Seller and Buyer shall jointly agree upon the allocation of the Purchase Price (and all other amounts treated as consideration for U.S. federal and applicable state and local tax purposes) among the assets of the Company (plus other relevant items) as shown on an allocation schedule prepared by Buyer (the “Allocation”). Buyer shall prepare and deliver a draft of an allocation schedule (the “Allocation Schedule”) to the Seller no later than sixty (60) days after the Closing Date and any supporting documentation or schedules, including any appraisals supporting the Allocation, reasonably requested by the Seller. The Allocation Schedule shall be prepared by Buyer in accordance with the methodology as set forth in Section 6.08(d) of the Disclosure Schedules, Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state or local Law. The Seller shall have fifteen (15) Business Days after receipt of such Allocation Schedule to notify Buyer in writing that the Seller objects to one or more items reflected in the Allocation Schedule. If a proposed change is disputed, then Buyer and the Seller shall negotiate in good faith to resolve such dispute. If the Seller and Buyer are unable to resolve any dispute with respect to the Allocation

Schedule within thirty (30) days of the date that Buyer delivers the draft Allocation Schedule to the Seller, then such dispute will be resolved by the Independent Accountants in accordance with the procedures set forth in Section 2.06(d). The Seller and Buyer will use their commercially reasonable efforts to cause the Independent Accountants to resolve all disagreements as soon as practicable with respect to such dispute. The resolution of such dispute by the Independent Accountants will be final. Any adjustments to the Purchase Price will be allocated in a manner consistent with the Allocation Schedule, as agreed to by the parties or determined by the Independent Accountants, unless mutually agreed by Buyer and the Seller, and the Allocation Schedule will be modified, if necessary, to take into account such adjustments. Any adjustments to the Purchase Price will be reflected in a revised Allocation Schedule prepared in accordance with the Allocation Schedule, as agreed to by the Parties hereto or as determined by the Independent Accountants. The Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule, as mutually agreed upon, and shall file any additional information returns required to be filed to reflect any subsequent mutually agreed upon adjustments to the Allocation, except as otherwise required by applicable Law.

(e) Intended Income Tax Treatment. The sale by the Seller and the purchase by Buyer of the Interests is intended to be a taxable sale and purchase of all of the assets of the Company governed by Section 1001 of the Code for U.S. federal (and applicable state and local) income Tax purposes. No party shall take any position on any Tax Return or in any Tax proceeding inconsistent with such treatment, except to the extent otherwise required by applicable Law.

Section 6.09 Representation and Warranty Insurance. If Buyer or any of its Affiliates procures a representation and warranty insurance policy (or other similar policy) (a “R&W Policy”), then (a) such R&W Policy shall be at Buyer’s sole expense and (b) Buyer shall cause such R&W Policy to expressly include a waiver by the insurer of any and all subrogation rights against the Seller, its Affiliates and their respective officers, directors and employees (each, a “Seller Related Party”), except in the case of Fraud by a Seller Related Party. Buyer shall cause each insured party under any such R&W Policy not to amend such subrogation provision, or allow such provision to be waived, amended, modified or otherwise revised, in each case in a manner that is adverse to a Seller or any of the aforementioned persons without the prior written consent of the Seller. The Seller shall reasonably cooperate with Buyer with respect to Buyer’s procurement of any such R&W Policy.

Section 6.10 Intellectual Property Matters.

(a) Except as set forth in Section 6.10(c), Buyer and its Affiliates (which, for the purposes of this Section 6.10, shall include the Company) shall (i) cease and discontinue all uses of any Retained Intellectual Property Rights and (ii) cause the legal name of the Company to be changed to a name that does not include the Retained Marks (and make all such filings as necessary), in each case of (i) and (ii), prior to the termination or expiration of the applicable license in Section 6.10(c). Buyer, for itself and its Affiliates, agrees that the rights of the Company to the Retained Intellectual Property Rights pursuant to the terms of any license agreement or otherwise between the Seller or any of its Affiliates (excluding the Company), on the one hand, and the Company, on the other, shall terminate no later than 30 days after the Closing.

(b) Buyer shall remove from the Real Property, any property of the Business or the Company’s online presence: (i) any Specified Mark immediately upon termination or expiration of the license granted in Section 6.10(c)(i), (ii) any Mirage Mark immediately upon termination or expiration of the license granted in Section 6.10(c)(ii), and (iii) any other Retained Mark (other than a Specified Mark or a Mirage Mark), as promptly as practicable after the Closing, but in no event later than thirty (30) days after the Closing.

(c) The Seller hereby grants, and shall cause its Affiliates to grant, to the Company (i) a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free right to use the Specified Marks solely for wind-down purposes, for a period ending on the earlier of (x) three (3) months after the Closing and (y) such time that such Specified Marks have been removed from the properties and assets of the Business, and (ii) a limited, non-exclusive, transferable (solely pursuant to the penultimate sentence of this Section 6.10(c)), non-sublicensable, royalty-free right to use the Mirage Marks (x) solely at the Real Property to manage and operate the Business as it is conducted by the Company as of the Closing and (y) in connection with the Real Property in support of all operational (including in connection with social media accounts, domain names, and websites) and promotional (including any advertising, marketing and/or broadcasting) activities of the Business, for a period ending on the License Term End Date, in each case of (i) and (ii), in a manner consistent with the Company’s use of such Specified Marks or Mirage Marks prior to the Closing. The Seller may establish, from time to time reasonable specific written requirements for maintaining the high standard of quality symbolized by the Mirage Marks that are generally consistent with its and its Affiliates’ general business practices during such period ending on the License Term End Date and, generally, with the Company’s use of the Mirage Marks prior to the Closing, which the Company shall comply with. The Company shall use the proprietary notices reasonably required by the Seller in the manner prescribed by Seller in connection with the Mirage Marks that, including the registered mark symbol ®, the trademark symbol ™, service mark symbol SM or any other designation reasonably required by the Seller. The Seller and its Affiliates shall not license, sublicense or use the Mirage Marks with respect to the branding of any real property in Clark County, Nevada during the term of the license granted in Section 6.10(c)(ii); provided that this provision shall not prohibit (a) the Seller and its Affiliates from using the Mirage Marks in any other channel, platform or service (even if accessible to individuals located in Clark County, Nevada) during such term, (b) any existing uses of the Mirage Marks by the Seller and its Affiliates in Clark County, Nevada as of the Closing (other than at the Real Property), or (c) the Seller and its Affiliates from using the Mirage Marks in any particular facility or operations of the Seller and its Affiliates’ other real properties in Clark County, Nevada (e.g., to name a conference room); provided that such use is not in the name of such real property).

(d) Buyer, for itself and its Affiliates, agrees that Buyer and its Affiliates (i) will not expressly, or by implication, do business as or represent themselves as the Seller or its Affiliates (excluding the Company) and (ii) will cooperate with the Seller or any of its Affiliates in terminating any contracts or agreements pursuant to which the Company licenses any Retained Intellectual Property Rights to third parties.

(e) Buyer, for itself and its Affiliates, acknowledges and agrees that neither Buyer nor any of its Affiliates shall have any rights in (i) any of the Retained Intellectual Property Rights and neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of the Seller or any of its Affiliates in or to any of the Retained Intellectual Property Rights and (ii) the MLife Rewards Program.

Section 6.11 Termination of Intercompany Agreements. The Seller shall, and shall cause its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, to, terminate the Intercompany Agreements effective as of the Effective Date, and from and after the Effective Date, no further rights or other obligations or other liabilities on the part of any party thereto shall continue; provided that, for the avoidance of doubt, with respect to any Intercompany Agreement that are enterprise-level Contracts maintained by the Seller or its Affiliates (other than the Company), the Seller shall terminate only the Company’s rights, obligations and other liabilities with respect to such Intercompany Agreements. The Seller shall, and shall cause its Affiliates to, take such action, including making such payments as may be necessary, so that, prior to or concurrently with the Closing, the Company, on the one hand, and the Seller and its Affiliates, on the other hand, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes, and advances, regardless of their maturity, and all intercompany receivable, payables and other liabilities for the amount due, including any accrued and unpaid interest to but excluding the date of payment.

Section 6.12 Shared Contracts.

(a) Buyer acknowledges that the Seller is a party to, or beneficiary of certain Contracts which relate in part to the Business and in part to any other business or operations of the Seller or any of its Affiliates (other than the Intercompany Agreements which are addressed in Section 6.11) (each, a “Shared Contract”) and Buyer agrees that (A) such Shared Contracts shall not be assigned in any way to Buyer or the Company and (B) neither Buyer nor the Company shall be entitled to any of the benefits provided in any Shared Contract following the Closing. To the extent necessary or advisable, Buyer shall (and shall cause the Company post-Closing to) use commercially reasonable efforts to assist the Seller with any amendment or termination, as applicable, of any Shared Contract, so that (i) such Shared Contract reflects that, following the Closing, the Interests will no longer be held by the Seller and the Company will no longer be an Affiliate of the Seller and (ii) as applicable, to remove and withdraw the Company as a party to such Shared Contract and surrender any and all rights under such Shared Contract, and enter into new agreements directly between the Company and any applicable third parties to replace such Shared Contracts, as necessary, so that following such withdrawal there shall be no further rights or other obligations or liabilities under the existing Shared Contract on the part of any Person thereunder with respect to the Company. With respect to the Slot Agreements, at or prior to the Closing, the Buyer or the Company shall enter into new agreements to replace and terminate any rights, obligations or liabilities related to the Company under the existing Slot Agreements and from any existing purchase orders, leases, addendums or similar agreements entered into by the Company or the Seller which would have remaining rights, obligations or liabilities following the Closing, and release any and all related Liens on the Company or its assets filed in connection with the Slot Agreements.

(b) With respect to Shared Contracts with the third parties and for the services indicated on Schedule 6.12(b) of the Disclosure Schedules, the Seller agrees to cooperate with, and to use commercially reasonable efforts to assist, for a period of no longer than six (6) months following the Closing Date, at Buyer’s expense, Buyer in negotiating and entering into new Contracts with the relevant counterparties as determined by Buyer, in order for Buyer to receive similar benefits and services to those provided to the Company prior to the Closing under the applicable Shared Contract as such benefits and services are used or held for use in connection with the Business.

Section 6.13 Credit Facility Guarantee and Indenture Termination. On or prior to the Closing, Seller shall deliver to Buyer customary documentation in form and substance reasonably satisfactory to Buyer to evidence the release of the Company, to the extent applicable, from (a) its guarantees and all other obligations under (i) the Credit Facility, (ii) the Guarantee, dated April 25, 2005, of the Mandalay Resort Group 7.0% Senior Notes due 2036 issued under the Mandalay November 1996 Indenture (as defined in the Disclosure Schedules) and (iii) the First Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture and the Ninth Supplemental Indenture to the Base Indenture (as defined in the Disclosure Schedules), and (b) any Liens on the Interests and/or the assets of the Company, in each case, under or in respect of the Credit Facility.

Section 6.14 Post-Closing Cooperation.

(a) Following the Closing, the Seller and Buyer shall (and Buyer shall cause the Company post-Closing to) cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, to ensure the orderly transition of the assets included in the Excluded Assets (including the BetMGM Gaming Equipment) to the Seller or a designee of the Seller in accordance with this Agreement, and to minimize any disruption to the other respective businesses of the Seller and Buyer that might result from the transactions contemplated hereby. From time to time following the Closing, the Seller and Buyer shall, and shall cause their respective Affiliates to (and Buyer shall cause the Company post-Closing to), execute, acknowledge and deliver all such further conveyances, notices, re-registrations (including re-registrations of vehicles), assumptions, releases and acquittances and such other agreements and instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to the Seller and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Seller under this Agreement, the Bill of Sale and other ancillary agreements contemplated hereby and to otherwise make effective the transactions contemplated hereby.

(b) In the event that, after the Closing Date, Buyer or any of its Affiliates (including the Company) receives or otherwise is in possession of any other Excluded Assets, Buyer shall promptly notify the Seller of its receipt or possession of such assets and transfer, such assets to the Seller.

(c) Mobile Gaming System. Until such time as the Mobile Gaming System (which, for the avoidance of doubt is an Excluded Asset) is transferred to the Seller or designee of Seller in accordance with Sections 2.08 and 2.09, Buyer shall (a) allow the Seller or one of its designees to develop and field test the Mobile Gaming System so that it can be deemed approved and operational by the gaming Authorities, thereby allowing a transfer of such asset to a Seller designated third party, and (b) maintain, in the same manner as maintained prior to Closing, at the Seller’s expense, the Mobile Gaming License and ensure it is connected with the Business.

Section 6.15 Customer Non-Solicitation.

(a) On the Closing Date, in accordance with applicable Law and the Seller’s and its Affiliates’ privacy policies and obligations, the Seller shall deliver to Buyer and the Company a list (the “Customer List”), generated as of the date of this Agreement and as of the date that is ten (10) Business Days prior to the Closing Date (each, a “Measurement Date”), of the identity of the individual players, customers or patrons who, in the three (3) year-period prior to the applicable Measurement Date, have had their table or slot play tracked (x) only at the Business, and who have not also had their table or slot play tracked at the business of any other property of the Seller or any of its Affiliates (“Exclusive Customers”), and (y) at the Business as well as other property of the Seller or any of its Subsidiaries but their highest percentage of their casino spend has been at the Business relative to any other property of the Seller or any of its Affiliates. The Customer List shall also include (to the extent applicable) slot/table gaming, hotel stay, full name, street address, email address, date of birth, telephone number and demographic data for such players, customers or patrons for the three (3) year-period prior to the Measurement Date (to the extent such customers have been active during such period and such data is available).

(b) From and after the Closing Date, neither the Seller nor any of its Affiliates shall engage in any targeted solicitation of any of the Exclusive Customers (determined as of the applicable Measurement Date) until the first (1st) anniversary of the Closing Date; provided, however that the foregoing shall not prohibit the Seller or any of its Affiliates from engaging in any general advertising or other indirect method of soliciting customers that does not target any Exclusive Customers or which is otherwise not intended to circumvent the foregoing provision; provided further, that the redemption of any benefit earned under the MLife Rewards Program by an Exclusive Customer shall not constitute targeted solicitation for purposes of this Section 6.15(b).

Section 6.16 MLife Rewards Program; Discretionary Complimentaries. On or prior to the Closing, the Seller shall amend any and all agreements with respect to the MLife Rewards Program (including Express Comps) so that neither the Buyer nor the Company shall have any further liability or obligations under the MLife Rewards Program. The Seller acknowledges and agrees that it shall assume any and all liability or obligation of the Company arising from the MLife Rewards Program. Following the Closing Date, neither Buyer nor the Company shall have any liability or obligation arising from or related to the MLife Rewards Program whether arising prior to, at or after the Closing Date. Buyer and the Company shall honor and remain liable for, from and after the Closing Date, all customary promotional offers and activities that are issued in the ordinary course of business consistent with past practice. These customary offers include, but are not limited to rooms, entertainment, and food and beverage vouchers, made prior to the Closing Date.

Section 6.17 [Reserved].

Section 6.18 [Reserved].

Section 6.19 Right of First Refusal. At least sixty (60) days prior to the date that Buyer publicly announces its intent to close and/or re-develop the Real Property, Buyer shall provide written notice to the Seller of such intent and afford the Seller the exclusive opportunity to negotiate, during such sixty (60) day period, the assignment and assumption of or entry into new agreement(s) related to any entertainment and convention contracts and similar arrangements that the Company has entered into or is contemplating entering into at or prior to the closure and/or re-development of the Real Property.

Section 6.20 Exclusive Dealing. During the period from the execution of this Agreement by the Parties through the Closing or the earlier termination of this Agreement in accordance with Section 8.01, the Seller and the Company shall not, and each shall direct its Affiliates and Representatives including those identified in Section 4.19 not to, (a) take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Buyer and its respective Affiliates and Representatives) concerning any Acquisition Proposal, (b) approve, endorse or recommend any Acquisition Proposal or (c) enter into any agreement in principle, arrangement, understanding, Contract or agreement relating to an Acquisition Proposal. Upon execution of this Agreement, the Seller shall, and shall cause the Company and shall direct its and their respective Affiliates and Representatives to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal and instruct to be returned or destroyed all nonpublic information provided by or on behalf of the Company to such Person. The Seller and the Company shall promptly notify the Buyer upon its, or any of its Affiliates, receipt of any proposal, offer or indication of interest from any Person with respect to a potential Acquisition Proposal, which notice shall include the identity of the Person making such Acquisition Proposal.

Section 6.21 VICI/Buyer Agreement.

(a) Buyer represents and warrants to the Seller that Exhibit A-1 to the New Operating Lease Execution Agreement (VICI) is a true, correct and complete copy of the VICI/Buyer Agreement except for all exhibits or attachments thereto.

(b) Buyer hereby acknowledges, agrees and confirms that:

(i) without the prior written consent of the Seller, (A) Buyer shall not amend, modify, or waive any terms or provisions of the VICI/Buyer Agreement (other than the exhibits thereto) or consent to any of the same and (B) Buyer shall not, and shall not permit the Lease Guarantors to, amend, modify or waive any term or provision of the exhibits attached to the VICI/Buyer Agreement or consent to any of the same, in such a manner that would be reasonably likely to delay or prevent the execution and delivery of the New Operating Lease, the New Operating Lease Guaranty and the New Operating Lease SNDA (each as defined in the New Operating Lease Execution Agreement (VICI)), in each case, contemporaneously with the Closing as provided in the VICI/Buyer Agreement; and

(ii) Buyer shall, or shall cause its applicable Affiliates to, timely perform all of their obligations under the VICI/Buyer Agreement and use commercially reasonable efforts to require performance by the VICI Parties of the VICI Parties’ obligations under the VICI/Buyer Agreement, including, without limitation, timely execution and delivery, contemporaneously with the Closing, of the New Operating Lease, the New Operating Lease Guaranty and the New Operating Lease SNDA (each as defined in the New Operating Lease Execution Agreement (VICI)), as required under the VICI/Buyer Agreement.

Section 6.22 Insurance Policies.

(a) The Seller shall use reasonable best efforts, and shall cause the Company to use their respective reasonable best efforts, to maintain all Insurance Policies in full force and effect at all times up to and including the Closing, and shall pay all premiums, deductibles and retro-adjustment billings, if any, with respect thereto covering all periods, and ensuring coverage of the Company, up to and including the Closing. Prior to Closing, the Seller shall use its reasonable best efforts to purchase, at Buyer’s sole expense, a run-off insurance policy for a period of five (5) years following the Closing to cover any and all claims made policies prior to the Closing.

(b) With respect to any and all events or circumstances affecting the Company which would reasonably be likely to be the subject of a claim under an Insurance Policy that provides coverage with respect to the Company which are reasonably known prior to the Closing to the employees of Seller or any of its Affiliates who are responsible for making claims under such Insurance Policies, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to submit the applicable claims prior to the Closing.

(c) Where any Insurance Policy of the Seller or any of its Affiliates (other than such policies held by the Company or policies covering workers compensation matters) (collectively, the “Available Policies”) provides coverage with respect to any liabilities of the Company that (i) constitute claims occurring and reported to insurance carrier(s) prior to the Closing or (ii) relate to claims made after the Closing with respect to an occurrence prior to the Closing under an occurrence-based policy (collectively, “Covered Claims”), the Company may claim coverage under such Available Policies; provided, that the Seller shall control the prosecution, defense and administration of such Covered Claims and Buyer shall be entitled to receive any insurance proceeds recovered with respect thereto. After the Closing, the Seller and its Affiliates shall administer the applicable Available Policies in its discretion, provided that such administration shall in no way limit, inhibit or preclude the right of the Company to insurance coverage thereunder in accordance with this Section 6.21(c), in each case, with respect to Covered Claims. Buyer shall promptly notify the Seller of any Covered Claims, and the Seller agrees to cooperate with the Company and its Subsidiaries concerning the pursuit by the Company and its Subsidiaries of any such Covered Claim, in each case at the expense of Buyer (to the extent such expenses are not covered by the applicable Available Policies) and Buyer shall be responsible for the deductible or self-insured retention amount associate with any Covered Claim. Following the Closing, Buyer or the Company shall establish an interest bearing cash collateral account for the benefit of the Seller to pay expense and indemnity payments related to any Covered Claims. Any proceeds received by the Seller or its Affiliates from any third-party insurance carrier that relate to Covered Claims shall be paid promptly to the Company.

(d) During the term of the Transition Services Agreement, (i) the Seller shall maintain the Insurance Policies currently in place applicable to the Transition Services provided to the Company pursuant to the Transition Services Agreement and (ii) the Seller will name the Company and Buyer as an additional insured under such Insurance Policies (to the extent the Seller is able to).

Section 6.23 Transition Services Agreement. Following the date hereof until Closing, Buyer and the Seller shall work together in good faith to mutually agree on any modifications to the Transition Services Agreement that Buyer and the Seller determine (each acting in good faith) are reasonably necessary.

ARTICLE VII

CONDITIONS TO THE SALE

Section 7.01 Condition to Obligations of Each Party to Effect the Sale. The respective obligations of each party hereto to effect the Sale shall be subject to the satisfaction or waiver (where permitted) at or prior to the Closing of the following condition:

(a) No Injunction. No Governmental Entity of competent jurisdiction shall have issued any order, injunction or decree that is in effect, and no law shall have been enacted or promulgated, that renders the Sale or the transactions contemplated by the New Operating Lease Execution Agreement (VICI) illegal, or prohibits, enjoins, restrains or otherwise prevents the Sale or the transactions contemplated by the New Operating Lease Execution Agreement (VICI).

(b) HSR Act. Any waiting periods (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act, including any timing agreements, understandings, or commitments entered into with or made to the U.S. Federal Trade Commission or the Antitrust Division of the Department of Justice to extend any waiting period or not close the transactions, shall have been terminated or shall have otherwise expired.

(c) Gaming Approvals. All filings required to be made prior to the Closing Date with, and all Gaming Approvals required to be obtained prior thereto from, the Gaming Authorities in connection with the consummation of the transactions contemplated hereby by the Seller and Buyer shall have been made and obtained.

(d) Propco Lease Deliverables. If and only if the transactions contemplated by the MTA shall have closed prior to the Closing, (i) the Partial Termination, (ii) the First Amendment, (iii) the New Operating Lease, (iv) the New Operating Lease SNDA and (v) the New Operating Lease Guaranty (each as defined in the VICI/Buyer Agreement), shall have been fully executed by, and delivered to, each of the applicable parties thereto concurrently with the Closing.

Section 7.02 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Sale are also subject to the satisfaction or waiver by Buyer at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Seller (i) in Section 4.06(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of each such date, (ii) included in the Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except to the extent expressly made as of a specific date, in which case, as of such specific date) and (iii) otherwise contained in this Agreement (other than the Fundamental Representations and Section

4.06(b)) shall be true and correct in all respects (without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties) as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date), except in the case of this clause (iii) for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required of them by this Agreement to be performed or complied with by them on or prior to the Closing.

(c) Officer’s Certificates. Buyer shall have received a certificate signed on behalf of the Seller by an authorized officer of the Seller, dated as of the Closing Date, stating that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(d) Real Estate Deliverables. If and only if the MTA shall have been terminated or is otherwise of no further force and effect at the time of the Closing, Buyer shall have received duly executed copies from Propco of the agreements identified in the New Operating Lease Execution Agreement (Propco) to be delivered by Propco at Closing including the “New Operating Lease” as such term is defined in the New Operating Lease Execution Agreement (Propco).

Section 7.03 Additional Conditions to Obligations of the Seller. The obligations of the Seller to effect the Sale are also subject to the satisfaction or waiver by the Seller at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date), except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(b) Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing.

(c) Officers’ Certificate. The Seller shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer, dated as of the Closing Date, stating that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(d) Transaction Closing or Termination. The consummation or termination of the transaction contemplated by that certain Master Transaction Agreement, dated August 4, 2021, by and among MGM Growth Properties LLC, MGM Growth Properties Operating Partnership LP, VICI Properties Inc., Venus Sub LLC, VICI Properties L.P., Vici Properties OP LLC and MGM Resorts International (as amended, modified, restated and supplemented from time to time in accordance with its terms and as the same is in effect at any given time, the “MTA”) shall have occurred.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Buyer and the Seller;

(b) by either the Seller, on the one hand, or Buyer, on the other hand, by written notice to the other, if the Closing shall not have occurred on or before December 13, 2022 (the “Outside Date”); provided, that if as of the Outside Date all of the conditions set forth in Article VII, other than any of the conditions set forth in Section 7.01(a) and 7.01(c) (in each case to the extent the failure of such conditions arises from or relates to Gaming Laws), shall have been satisfied or waived (to the extent permitted), or shall be capable of being satisfied at such time, then either Buyer or the Seller may, in its respective sole discretion, elect to extend the Outside Date until March 13, 2023 (the “Extended Outside Date” and, if so extended, the Extended Outside Date then shall be the “Outside Date”) by delivering written notice to the other party no later than such then-scheduled Outside Date; provided, further that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the Seller, if the Seller, or to Buyer, if Buyer, as applicable, has breached in any material respect its obligations under this Agreement (including, in the case of Buyer, its obligations under Section 6.03) in any manner that shall have caused the failure of the Closing to have occurred on or before such date;

(c) by either the Seller, on the one hand, or Buyer, on the other hand, by written notice to the other, if any Governmental Entity of competent jurisdiction shall have issued any order, injunction or decree permanently enjoining, restraining or prohibiting the Sale, and such Law shall have become final and non-appealable, if applicable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have complied in all material respects with its obligations under Section 6.03;

(d) by Buyer, by written notice to the Seller, if the Seller has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 7.02(a) or Section 7.02(b) would not be satisfied and such breach cannot, by its nature, be cured prior to the Outside Date; provided, however, that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d) if Buyer has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement so as to prevent the conditions to Closing set forth in Section 7.03(a) or Section 7.03(b) from being satisfied;

(e) by the Seller, by written notice to Buyer, if Buyer has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 7.03(a) or Section 7.03(b) would not be satisfied and such breach cannot, by its nature, be cured prior to the Outside Date; provided, however, that the Seller shall not be permitted to terminate this Agreement pursuant to this Section 8.01(e) if the Seller has breached or failed to perform any of their representations, warranties, covenants or agreements contained in this Agreement so as to prevent the conditions to Closing set forth in Section 7.02(a) or Section 7.02(b) from being satisfied; and

(f) by the Seller, by written notice to Buyer, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) the Seller has indicated to Buyer in writing that Seller is ready, willing and able to consummate the transactions contemplated by this Agreement and (iii) Buyer fails to consummate the transactions contemplated by this Agreement within two (2) Business Days after the date the Closing should have occurred pursuant to Section 2.02.

Section 8.02 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.01, this entire Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, the Seller, or the Company or their respective officers, directors or equity holders) with the exception of (i) the final sentence of Section 6.07, this Section 8.02, and Article X, each of which provisions shall survive such termination and remain valid and binding obligations of the parties, and (ii) any liability of any party for any breach of, or failure to perform (in each case, in any material respect) any of its obligations under, this Agreement (including any failure by such party to consummate the transactions contemplated by this Agreement if and when it is obligated to do so hereunder) prior to such termination, in which case and notwithstanding anything to the contrary in this Agreement, the other parties shall be entitled to all remedies available at law or in equity. Nothing herein shall limit or prevent any party hereto from exercising any rights or remedies it may have under Section 9.14.

(b) In the event this Agreement is terminated by (i) Buyer or Seller pursuant to (A) Section 8.01(b) or Section 8.01(c) (as it relates to any Antitrust Laws or Gaming Approvals to the extent that a Buyer Gaming Approval remain outstanding), and (B) at the time of such termination all conditions set forth in Section 7.01 and Section 7.02 are satisfied other than those conditions that by their terms are to be satisfied at the Closing and other than one or more of the conditions set forth in Section 7.01(a) (as it relates to any Antitrust Laws or Gaming Approvals to the extent that a Buyer Gaming Approval remains outstanding), Section 7.01(b) or Section 7.01(c) (as it relates to Gaming Approvals to the extent that a Buyer Gaming Approval remains outstanding), or (ii) by Seller pursuant to Section 8.01(f), then Buyer shall pay to the Seller (or its designee) a termination fee in cash of $322,500,000 (the “Termination Fee”), which shall be payable within five (5) Business Days of such termination in part by the Deposit and in part by wire transfer of immediately available funds from Buyer to the Seller (or its designee). In accordance with foregoing, Buyer and Seller shall instruct the Escrow Agent to release the entire Deposit to the Seller in partial satisfaction of the Termination Fee within five (5) Business Days from the termination of this Agreement under the circumstances described in this Section 8.02(b). For the avoidance of doubt, Buyer shall only be responsible to pay the Termination Fee for (i) matters related Gaming Approvals to the extent that a Buyer Gaming Approval remains outstanding or (ii) matters related to Antitrust Laws.

(c) The parties each acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if Buyer fails promptly to pay, or cause to be paid, the Termination Fee if and when payable pursuant to Section 8.02(b), and, in order to obtain such payment, Seller commences an Action that results in a judgment against Buyer for the Termination Fee, Buyer shall pay to Seller, in addition to the Termination Fee, any reasonable out-of-pocket fees, costs and expenses (including reasonable legal fees) incurred by Seller or any of its Affiliates in connection with any such Action, together with interest on the amount of such Termination Fee at a rate per annum equal to the “Prime Rate” as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the date of termination of this Agreement through the date such payment in full is actually received. Such interest shall be calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed. Each of the parties hereto further acknowledges that the payment by the Buyer of the Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the Seller, or its designee, in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In the event that this Agreement is duly terminated under the circumstances described in Section 8.02(b) and the Termination Fee is payable pursuant to Section 8.02(b), then Seller’s right to receive payment of the Termination Fee pursuant to Section 8.02(b) shall be the sole and exclusive remedy of Seller and its Affiliates against Buyer, any of Buyer’s current or future Affiliates and any of their respective current or future Representatives for any and all losses that may be suffered resulting from, and the Seller (on its behalf and on behalf of its affiliates) shall be deemed to have waived all other remedies with respect to, a failure of the Sale to be consummated, and any breach by Buyer of its obligation to consummate the Sale or any other covenant, obligation, representation, warranty or other provision set forth in this Agreement. Upon payment of the Termination Fee in accordance with this Section 8.02, neither Buyer nor any of Buyer’s current or future Affiliates shall have any further liability or obligation relating to or arising out of this Agreement, provided that at the time of the termination of the Agreement, Buyer shall have complied in all material respects with its obligations under Section 6.03.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Non-survival. This Article IX and those covenants and agreements set forth in this Agreement and any other agreement, document, instrument or certificate executed concurrently herewith as set forth in the Recitals and those required by this Agreement to be executed by the parties in connection with the transactions contemplated hereby and thereby (the “Ancillary Documents”) that by their terms contemplate performance in whole or in part after the Closing shall survive the Closing. All other representations, warranties, covenants and agreements in this Agreement and any Ancillary Document (including, without limitation, the warranties in Article III and Article IV, the covenants set forth in Section 6.01 and the certificates delivered pursuant to Section 7.02(c)) shall not survive the Closing; provided that the provisions of this sentence will not, however, prevent or limit a cause of action arising from the Seller’s Fraud.

Section 9.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered or sent if delivered in person (upon delivery), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice) or (d) when sent (provided no “bounceback” or notice of non-delivery) if sent by electronic mail:

If to the Seller:

MGM Resorts International

6385 So. Rainbow Boulevard, Suite 500

Las Vegas, NV 89118

Attn: Legal Department

with a copy to (which shall not constitute notice):

legalnotices@mgmresorts.com

with a copy to (for information purposes only):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello; Sachin Kohli

Email: michael.aiello@weil.com; sachin.kohli@weil.com

If to Buyer:

HR Nevada, LLC

c/o Seminole Hard Rock International, LLC

5701 Stirling Road

Davie, FL 33314

Attention: James F. Allen and Chief Legal Officer

Email: james.allen@seminolehardrock.com;

  ilkim.hincer@hardrock.com

with copies to (for information purposes only):

Jones Day

600 Brickell Avenue

Miami, FL 33131

Attention: Lorne S. Cantor

Email: lcantor@jonesday.com

Section 9.03 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.04 Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) subject to Section 9.03, waive compliance by the other with any of the covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06 Entire Agreement. This Agreement (together with the Exhibits, Disclosure Schedules and the other documents delivered pursuant hereto), the Confidentiality Agreement, the Guaranty, the Deposit Escrow Agreement, the New Operating Lease Execution Agreement, the Letter Agreement between the Seller and Buyer entered into as of the date hereof (the “Letter Agreement”) and the other Ancillary Documents collectively constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, provided, however that Buyer may assign, delegate or otherwise transfer its rights or obligations under this Agreement to any Affiliate of Buyer provided such assignment, delegation or transfer shall not relieve Buyer of its obligations under this Agreement; provided further, however, that provided, that Buyer or any of its Affiliates may assign or transfer any of their rights, interests or obligations under this Agreement to any insurer that underwrites an R&W Policy, or the agent of any such insurer, in the event of Fraud by the Seller without the consent of any other party. Any assignment or transfer in violation of the preceding sentence shall be void.

Section 9.08 Parties in Interest. Except for: (a) Section 6.05, which shall be for the benefit of each Indemnified Party, his or her heirs, executors or administrators and his or her Representatives, (b) Section 9.15, which shall be for the benefit of the Law Firm, (c) Section 9.16, which shall be for the benefit of the Non-Party Affiliates and (d) Section 9.17, which shall be for the benefit of the Released Parties, each of which is hereby intended to be an express third party beneficiary thereof, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.05, Section 9.15, Section 9.16 and Section 9.17 shall not arise unless and until the Closing occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 9.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.09 Mutual Drafting; Interpretation; Headings; Disclosure Schedules.

(a) Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The phrases “ordinary course,” “ordinary course of business” and “ordinary course of business, consistent with past practice” and similar phrases, when used with respect to Seller, the Company or the Business shall mean the ordinary course of business of Seller, the Company or the Business, as the case may be, consistent with past practice without taking into consideration the impact of COVID-19 and any action by Seller or the Company taken with respect thereto. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The information in the Disclosure Schedules constitutes (i) exceptions or qualifications to representations, warranties, covenants and obligations of the Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. Any disclosure made in any Section to the Disclosure Schedules shall be deemed to be disclosures made with respect to all representations, warranties and Sections to the Disclosure

Schedules, regardless of whether or not a specific cross-reference is made thereto if the relevance of such disclosure to such other representations, warranties and Section to the Disclosure Schedules is reasonably apparent on its face. The Disclosure Schedules shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, or required to be disclosed by, the Seller. The Seller may, at its option, include in the Disclosure Schedules items that are not material, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms (including Company Material Adverse Effect) for purposes of this Agreement. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any section of the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Person shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter is or is not material for purposes of this Agreement or whether a Company Material Adverse Effect has, would or could occur. No disclosure on the Disclosure Schedules relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The Disclosure Schedules constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. Capitalized terms used in the Disclosure Schedules that are not defined therein shall have the meanings given them in this Agreement.

Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any principles of conflicts of Law that would require the application of the Laws of any other jurisdiction.

Section 9.11 Venue. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court in the State of Delaware, and in each case any appellate courts therefrom, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.12 Waiver of Jury Trial and Certain Damages. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.14 Specific Performance. Each party hereto agrees that irreparable damage would occur to a party if any provision of this Agreement were breached or not performed by the other party in accordance with the terms hereof. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement by the other party hereto and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy, at law or in equity, to which it is entitled. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief or specific performance will not cause an undue hardship to the parties. Each of the parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party further agrees that (a) no such party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity and (b) no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.14, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The aforementioned remedies, and any and all other remedies provided for in this Agreement, will be cumulative in nature and not exclusive and this Section 9.14 will be in addition to any other remedies whatsoever which any party may otherwise have. Each party agrees and acknowledges that the right of specific performance is an integral part of the contemplated transactions and without that right, neither the Seller nor Buyer would have entered into this Agreement.

Section 9.15 Legal Representation.

(a) Each Party acknowledges that (i) one or more of the Company, the Seller and/or their respective Affiliates have retained Weil, Gotshal & Manges LLP and Brownstein Hyatt Farber Schreck, LLP (together, the “Law Firm”) to act as their counsel in connection with the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby) as well as other past and ongoing matters, (ii) the Law Firm has not acted as counsel for Buyer or any of its past, present or future Affiliates in connection with the transactions contemplated by this Agreement and (iii) no Person other than the Seller, the Company or their respective Affiliates has the status of a Law Firm client for conflict of interest or any other purpose as a result thereof. Buyer hereby (I) waives and will not assert, and will cause each of its Affiliates (including, after the Closing, the Company) to waive and not assert, any conflict of interest relating to the Law Firm’s representation after the Closing of the Seller or their Affiliates in any matter involving the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby), including in any litigation, arbitration, mediation or other proceeding, and (II) consents to, and will cause each of its Subsidiaries to consent to, any such representation, even though, in each case, (x) the interests of the Seller or such Affiliates may be directly adverse to Buyer, the Company or their respective Affiliates, (y) the Law Firm may have represented the Seller, the Company or their respective Affiliates in a substantially related matter, or (z) the Law Firm may be handling other ongoing matters for Buyer, the Company or any of their respective Affiliates.

(b) Buyer agrees that, after the Closing, none of Buyer, the Company or any of their Affiliates will have any right to access or control any of the Law Firm’s records or communications relating to or affecting the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby) (such records or communications containing legal work product of the Law Firm, the “Attorney-Client Communications”), which will be the property of (and be controlled by) the Seller. In addition, Buyer agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Company. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after the Closing, the Company) not to, use any Attorney-Client Communication remaining in the records of the Company after the Closing in a manner that may be adverse to Seller or any of its Affiliates.

(c) Buyer agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Company), that from and after the Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to the Seller and will not pass to or be claimed by Buyer, the Company or any of their Affiliates, and (ii) the Seller will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after the Closing, the Company) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not the Seller or any of its Affiliates; or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not the Seller or any of its Affiliates. Furthermore, Buyer agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Company), that in the event of a dispute between the Seller or any of its Affiliates, on the one hand, and the Company, on the other hand, arising out of or relating to any matter in which the Law Firm jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to the Seller or its Affiliates any information or documents developed or shared during the course of the Law Firm’s joint representation of the Company and the Seller.

Section 9.16 Limitation on Recourse. Without limiting the rights of the Seller under the Guaranty, this Agreement may only be enforced against, and all claims or causes of action (whether in contract, in tort, at law, in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, termination, performance or non-performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto (but only to the extent of the specific obligations of such parties set forth herein). Without limiting the rights of the Seller under the Guaranty, no person who is not a named party to this Agreement, including any past, present or future officer, director, employee, agent, general or limited partner, manager, management company, member, stockholder, equity holder, controlling person, Representative or Affiliate, or any heir, executor, administrator, successor or assign of any of the foregoing, of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any liability based on, in respect of, by reason of, arising under, out of, in connection with, or related in any manner to this Agreement.

Section 9.17 Release. Effective as of the Closing (but only if the Closing actually occurs), Buyer, on behalf of itself and each of its Subsidiaries (including the Company) and each of its past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling Persons, Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Seller and its Affiliates (excluding the Company), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling persons, Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort, contribution or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company or any actions taken or failed to be taken by any of the Released Parties in any capacity related to the Company occurring or arising on or prior to the Closing Date. Notwithstanding the foregoing, nothing in this Section 9.17 (i) shall release any claims arising from the rights or obligations of any person under this Agreement (subject to the terms and conditions set forth herein) or (ii) shall operate to limit the liability of the Seller to Buyer for Fraud in the event the Seller are finally determined by a court of competent jurisdiction to have committed Fraud against Buyer regarding the representations and warranties made in Article III and Article IV of this Agreement.

Section 9.18 No Sovereign Immunity. Buyer represents and warrants that this Agreement is a commercial rather than public or governmental act and that Buyer is not entitled to claim immunity from legal proceedings with respect to itself or any of its assets on the grounds of sovereignty or otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement. Buyer agrees that it will not seek to acquire any right to immunity from set-off, any suit, action or legal proceedings or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, exercise of contempt powers, or otherwise), attachment prior to judgment, other attachment or execution of judgement or arbitration in any forum, on the grounds of sovereignty, and irrevocably agrees not to assert sovereign immunity as a defense or otherwise (in any respect) in any Action arising from or related to this Agreement and the transactions contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

SELLER:

MGM RESORTS INTERNATIONAL, a Delaware corporation

By:	/s/ Jonathan S. Halkyard
Name:	Jonathan S. Halkyard
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

BUYER:

HR NEVADA, LLC, a Delaware limited liability company

By:	/s/ James F. Allen
Name:	James F. Allen
Title:	President & CEO